As filed with the Securities and Exchange Commission on August 11, 2026

Registration No. 333-297489

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Jaguar Health, Inc.

(Exact Name of Registrant As Specified In Its Charter)

Delaware	2834	46-2956775
(State Or Other Jurisdiction Of Incorporation Or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

200 Pine Street

Suite 400

San Francisco, California 94104

(415) 371-8300

(Address, Including Zip Code, And Telephone Number, Including Area Code, Of Registrant’s Principal Executive Offices)

Lisa A. Conte

Chief Executive Officer and President

200 Pine Street

Suite 400

San Francisco, California 94104

(415) 371-8300

(Name, Address, Including Zip Code, And Telephone Number, Including Area Code, Of Agent for Service)

COPIES TO:

Michael S. Lee, Esq.

Donald C. Reinke, Esq.

Reed Smith LLP

1841 Page Mill Road, Suite 110

Palo Alto, CA 94304

(650) 352-0500

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission acting pursuant to said Section 8(a) may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment No. 1”) relates to the Registration Statement on Form S-1 (File No. 333-297489) of Jaguar Health, Inc., originally filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2026 and declared effective on July 24, 2026 (as amended, the “Original Registration Statement”), which registered the resale from time to time by the selling stockholder named therein of up to 40,874,552 shares of voting common stock, par value $0.0001 per share, consisting of shares that have been or may be issued by us to the selling stockholder pursuant to a common stock purchase agreement, dated as of June 9, 2026, by and between us and the selling stockholder (the “Purchase Agreement”), establishing an equity line of credit.

This Post-Effective Amendment No. 1 does not register any additional securities and relates solely to securities registered previously. This Post-Effective Amendment No. 1 is being filed to update certain information regarding the selling stockholders and the plan of distribution.

All filing fees payable in connection with the registration of the securities were previously paid in connection with the filing of the Original Registration Statement, and no additional registration fee is required.

The information in this preliminary prospectus is not complete and may be changed. The Selling Stockholders may not resell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, nor is it a solicitation of offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED AUGUST 11, 2026

Resale of up to 40,874,552 Shares of Common Stock

This prospectus relates to the potential resale from time to time by the selling stockholders identified herein (the “Selling Stockholders”) of up to 40,874,552 shares of voting common stock, par value $0.0001 per share, of Jaguar Health, Inc. (the “Company,” “we,” “our” or “us”). The shares of common stock to which this prospectus consist of shares that have been or may be issued by us to the Selling Stockholders pursuant to a common stock purchase agreement, dated as of June 9, 2026, by and between us and C/M Capital Master Fund, LP (“C/M Capital”), one of the Selling Stockholders (the “Purchase Agreement”), establishing an equity line of credit. Such shares of our common stock include (i) up to 40,000,000 shares of common stock, or the Purchase Shares, that we may elect, in our sole discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, to issue and sell to the Selling Stockholders, from time to time from and after the Commencement Date (as defined below) under the Purchase Agreement, and subject to applicable stock exchange rules, and (ii) up to 874,552 shares of common stock (the “Commitment Shares”), of which 257,898 shares have been issued as of the date of this prospectus to the Selling Stockholders and 616,654 shares are issuable upon exercise of the pre-funded warrants to purchase common stock (the “Commitment Pre-Funded Warrants”) that have been issued to the Selling Stockholders, as consideration for C/M Capital’s execution and delivery of the Purchase Agreement.

The actual number of shares of our common stock issuable will vary depending on the then-current market price of shares of our common stock sold to the Selling Stockholders under the Purchase Agreement, but will not exceed the number set forth in the preceding paragraphs unless we file an additional registration statement under the Securities Act of 1933, as amended (“Securities Act”), with the U.S. Securities and Exchange Commission (the “SEC”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of the shares of our common stock by the Selling Stockholders. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. However, we may receive up to $40 million in aggregate gross proceeds from the sale of the shares of common stock to the Selling Stockholder under the Purchase Agreement, from time to time in our discretion, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, after the date the registration statement that includes this prospectus is declared effective and after satisfaction of other conditions in the Purchase Agreement. The actual proceeds from the Selling Stockholders may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

The Selling Stockholders may offer, sell or distribute all or a portion of the shares of our common stock acquired under the Purchase Agreement and hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will bear all costs, expenses and fees in connection with the registration of the shares of our common stock, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to its sale of shares of our common stock. See “Plan of Distribution” for more information about how the Selling Stockholders may sell or otherwise dispose of the shares of common stock being registered pursuant to this prospectus. Each of the Selling Stockholders is an underwriter under the Securities Act with respect to the resale of shares held by it.

You should read this prospectus and any prospectus supplement or amendment, together with additional information described under the headings “Where You Can Find More Information”, carefully before you invest in our securities.

Our common stock is listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “JAGX.” On August 10, 2026, the last reported sales price of our common stock on Nasdaq was $0.83 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 13 of this prospectus, and under similar headings in any amendment or supplement to this prospectus or in any other documents incorporated by reference into this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is     , 2026.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC pursuant to which the Selling Stockholders named herein may, from time to time, offer and sell or otherwise dispose of the securities covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or securities are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the Information Incorporated by Reference herein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the captions “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus.

Neither we nor the Selling Stockholders have authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the securities covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

We further note that the representations, warranties and covenants made in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

The information in this prospectus is accurate as of the date on the front cover. Information incorporated by reference into this prospectus is accurate as of the date of the document from which the information is incorporated. You should not assume that the information contained in this prospectus is accurate as of any other date.

Unless the context otherwise indicates, when used in this report, the terms the “Company,” “Jaguar,” “we,” “us, “our” and similar terms refer to Jaguar Health, Inc., a Delaware corporation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including, but not limited to, statements regarding our liquidity, anticipated capital expenditures, and expected sales to the Selling Stockholders.

All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors” and elsewhere in this prospectus and in our filings with the SEC.

We expressly disclaim any obligation or undertaking to update or revise any forward-looking statements contained herein to reflect events or circumstances after the date on which such statements were made or to reflect the occurrence of unanticipated events, except as may be required by applicable securities laws.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference. It may not contain all of the information that you should consider before investing in our securities. You should read this entire prospectus carefully, including the “Risk Factors” section, and the financial statements and related notes included or incorporated by reference herein. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Cautionary Statement Regarding Forward-Looking Statements.”

Corporate Overview

Jaguar, in conjunction with Jaguar family company Napo Pharmaceuticals, Inc. (“Napo”), develops novel proprietary prescription drugs sustainably derived from plants for people with complicated gastrointestinal (“GI”) disease states. Jaguar family companies Napo and Napo Therapeutics, S.p.A., an Italian corporation Jaguar established in Milan, Italy in 2021, are focused on expanding global crofelemer access and are developing new therapies for orphan and rare GI conditions. Jaguar Animal Health is a Jaguar tradename. Magdalena Biosciences, a joint venture formed by Jaguar and Filament Health Corp., is focused on developing novel prescription medicines derived from plants for weight gain prevention and mental health indications. Jaguar Animal Health is a tradename the Company uses in the animal health space. In the animal health field, the Company focuses on developing and commercializing non-prescription GI products for companion and production animals.

Jaguar was founded in San Francisco, California, as a Delaware corporation on June 6, 2013 (“inception”). The Company was a majority-owned subsidiary of Napo until the close of the Company’s initial public offering on May 18, 2015. The Company was formed to develop and commercialize first-in-class prescription and non-prescription products for companion animals. On July 31, 2017, Jaguar completed a merger with Napo pursuant to the Agreement and Plan of Merger dated March 31, 2017, by and among Jaguar, Napo, Napo Acquisition Corporation (“Merger Sub”), and Napo’s representative (the “Merger Agreement”). In accordance with the terms of the Merger Agreement, upon the completion of the merger, Merger Sub merged with and into Napo, with Napo surviving as the wholly owned subsidiary (the “Merger” or “Napo Merger”). Immediately following the Merger, Jaguar changed its name from “Jaguar Animal Health, Inc.” to “Jaguar Health, Inc.” Napo now operates as a wholly owned subsidiary of Jaguar focused on human health, including the ongoing development of crofelemer and commercialization of Mytesi.

Napo’s crofelemer 125 mg delayed-release tablets (Mytesi) is an FDA-approved prescription drug for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. In January 2026, following Napo’s entry into a US licensing agreement with an affiliate of privately held Future Pak, LLC (“Future Pak”), Future Pak became the exclusive marketer for Mytesi as well as the tablet formulation for animal health, Canalevia-CA1, which is Jaguar’s crofelemer prescription drug for the treatment of chemotherapy-induced diarrhea in dogs. Jaguar was provided with $16.0 million of non-dilutive capital in January 2026 upon closing of the agreement with Future Pak, with an additional $2.0 million due to Jaguar upon completion of post-closing conditions. Per the terms of the agreement, Jaguar also has the opportunity to receive up to $20 million in milestone payments and other future payments. Jaguar will continue to manufacture crofelemer for Mytesi and Canalevia-CA1 for Future Pak. Mytesi and Canalevia-CA1 are both delayed-release tablet formulations of crofelemer.

In May 2025, Napo conducted a Type C Meeting with the Division of Gastroenterology at the FDA to discuss the responder analysis results of crofelemer in the cohort of breast cancer patients receiving targeted therapies with or without cytotoxic chemotherapy for prophylaxis of diarrhea from the company’s pivotal OnTarget Phase 3 clinical trial. OnTarget was a 24-week (two 12-week stages), randomized, multicenter, placebo-controlled, double-blind global study to evaluate the safety and efficacy of crofelemer in diarrhea prophylaxis in adult solid tumor patients receiving targeted therapies with or without standard chemotherapy. As previously announced, the top line results from the OnTarget study showed that the trial did not meet its primary endpoint for the prespecified analysis of all tumor types and all targeted therapies. As previously announced, in the prespecified subgroup of patients with breast cancer, crofelemer showed statistically significant improvement in the monthly responder analysis. Breast cancer patients represent one of the largest group of adult patients with solid tumors with patients often remaining on targeted therapy over prolonged periods in both adjuvant and metastatic settings.

The results in the cohort of patients with breast cancer are based on responder analysis, as was also the primary endpoint in the pivotal Phase 3 ADVENT trial that led to FDA approval of crofelemer for its currently commercialized indication, under the brand name Mytesi, for the symptomatic relief of noninfectious diarrhea in adults with HIV/AIDS on antiretroviral therapy. Patients with breast cancer accounted for 183 of the 287 participants in the OnTarget clinical trial, and the results of responder analysis for patients with breast cancer were the subject of a poster presentation at the Multinational Association of Supportive Care in Cancer (MASCC) in Seattle in June 2025. A greater proportion of patients with breast cancer randomized to the crofelemer arm were monthly responders for the entire 3-month period of the OnTarget study. This research underscores the potential of crofelemer for prophylaxis of cancer therapy-related diarrhea (CTD) in adult patients with breast cancer receiving targeted therapies with or without chemotherapy.

As previously announced, it has been reported that patients with cancer-related diarrhea (“CRD”) were 40% more likely to discontinue chemotherapy or targeted therapy than patients without CRD. The persistence of index cancer therapy and the time to switch were also lower for patients with CRD. Strategies to control CRD and continue cancer therapy are urgently needed. Furthermore, it has been reported that patients with CRD used significantly more resources, including outpatient services, emergency room visits, and hospitalizations. Effective prevention of CRD provides an untapped market opportunity to reduce the overall cost of cancer care. Findings from studies have indicated that patients with CRD had nearly 2.9 times higher all-cause total cost of care than patients without CRD after adjusting for covariates. Thus, prophylaxis of CRD is expected to result in a significant reduction in cancer treatment costs.

During Napo’s Type C Meeting in May 2025 with the Division of Gastroenterology of the FDA, Napo proposed two concurrent potential approaches for potentially making crofelemer available to metastatic breast cancer patients with the significant unmet medical need of CTD: 1) proposed conduct of a pivotal treatment trial to facilitate approval of crofelemer for CTD in patients with metastatic breast cancer; and 2) the conduct of an expanded access program for treatment of breast cancer patients with CTD who may not be eligible for the planned phase 3 treatment trial, by including breast cancer patients in the adjuvant and neoadjuvant settings. The FDA formally acknowledged both of these key discussion points in correspondence to Napo.

Napo is developing a novel, highly concentrated lyophilized crofelemer powder for oral solution for its prioritized focus on intestinal failure (IF) for the treatment of the ultrarare pediatric disorder, microvillus inclusion disease (MVID), and short bowel syndrome with intestinal failure (SBS-IF). Crofelemer oral powder for solution formulation is a paradigm-shifting and first-in-class drug for the development of novel therapies for these serious unmet medical conditions. This lyophilized oral powder for solution is in advanced clinical development with near-term New Drug Application (NDA) opportunity for MVID and rapid time to market for this potentially breakthrough drug. The lyophilized crofelemer powder for solution has a unique IP position with a long period of exclusivity due to the botanical origin of the drug.

Intestinal failure (IF) is a debilitating condition that often requires patients to receive life-sustaining fluids, electrolytes and nutrients through intravenous administration, which consists of total parenteral nutrition (TPN) with supplemental intravenous fluids, which together constitute parenteral support (PS). Many intestinal failure patients require PS up to 7 days a week, and sometimes for 20 hours or more per day. While crucial for IF patients, PS is associated with significant toxicities to patients, similar to some toxicities associated with chemotherapy, often causing serious health problems including infections, metabolic complications, and liver and kidney function problems. These symptoms may emerge at any time in intestinal failure patients and often become life-threatening.

MVID is an ultrarare, fatal pediatric disorder with around 200 patients in the US and EU combined. There are currently no approved therapies and only lifelong PS, making it one of the most serious unmet medical needs in pediatric patients due to the lethal natural history of the disease. Crofelemer’s unique physiological mechanism of modulating intestinal chloride ion secretion results in normalizing electrolyte and fluid balance in the gastrointestinal (GI) tract which reduces the need for electrolyte and fluid requirements through PS. Since MVID patients lack a brush border membrane, this physiological MOA addresses the pathophysiology of MVID, and represents a paradigm- shifting therapy for reduction of PS, which would potentially reduce TPN- and MVID-related comorbidities and improve clinical outcomes.

SBS-IF affects an estimated 12,000 patients in the US. SBS-IF patients without colon-in-continuity have poor prognosis with significant comorbidities associated with life-sustaining PS and disease pathology. Despite availability of GLP-2 therapies, which require intestinal adaptation of 2-3 years following abdominal surgery in a subset of SBS-IF patients, PS remains the life-sustaining standard of care for these patients. Novel crofelemer powder for oral solution is a first-in-class paradigm-shifting therapy which does not require intestinal adaptation and can be initiated within 6-12 months after surgery upon stabilization of PS. Since it is not a growth hormone, it can be used in SBS-IF patients who have had abdominal surgery due to cancer, mesenteric etiologies, and inflammatory bowel conditions such as Crohn’s disease and colitis. Furthermore, crofelemer, due to its unique physiological MOA of modulating intestinal chloride ion secretion for maintaining electrolyte and fluid balance, can be used in combination with GLP-2 analogs as well as in patients who are either intolerant or for whom GLP-2 is contraindicated.

SBS affects approximately 10,000 to 20,000 people in the US, according to the Crohn’s & Colitis Foundation, and it is estimated that the population of SBS patients in Europe is approximately the same size, and the US population of SBS-IF patients was estimated at 12,000 patients in 2021 in a well-done epidemiology study. Despite limited treatment options, the global market for SBS was valued at approximately $1.64 billion in 2024 and is projected to reach approximately $8.0 billion by 2033, according to a report by DataM Intelligence. MVID is an ultrarare pediatric disease, with an estimated prevalence of a couple of hundred patients globally. Jaguar estimates that the global market size for MVID therapies is in the range of $50 million to $100 million, based on market research with key opinion leaders (KOLs) and payers.

Crofelemer was granted Orphan Drug Designation (“ODD”) by the FDA in February 2023 for MVID, an ultra-rare congenital diarrheal disorder (“CDD”), and granted ODD for MVID by the European Medicines Agency (“EMA”) in October 2022. Crofelemer was granted ODD for short bowel syndrome (“SBS”) by the EMA in December 2021 and by the FDA in August 2017. In August 2023, the FDA activated Napo’s Investigational New Drug (“IND”) application for a new crofelemer powder for oral solution formulation for the treatment of MVID.

The Orphan Drug Act (“ODA”) in the US grants special status to a small molecule drug or biological product to treat a rare disease or condition upon request of a sponsor. This status is referred to as ODD (or sometimes “orphan status”). ODD qualifies the drug’s sponsor for various development incentives, including tax credits for qualified clinical testing and relief of filing fees. Additionally, the ODA provides a seven-year period of marketing exclusivity to the first sponsor who obtains marketing approval for a designated orphan drug. In the EU, receipt of ODD supports some specific regulatory pathways, and sponsors who obtain ODD for their drug can benefit from Scientific Advice from the EMA for clinical trials for the orphan indication and receive market exclusivity for a period of ten years once the medicine is approved for commercialization.

Napo is currently supporting multiple proof-of-concept (POC) investigator-initiated trials (IIT), and also conducting two pivotal clinical trials, of crofelemer powder for oral solution for MVID and SBS-IF in the US, European Union (EU), and/or Middle East. The Company’s trial to evaluate the safety and efficacy of crofelemer powder for oral solution in pediatric MVID patients is ongoing at multiple sites. Napo Therapeutics is conducting a Phase 2 study in adult SBS-IF patients at multiple clinical sites in Italy and Germany. An open label IIT is ongoing in pediatric IF patients with MVID and/or SBS in Abu Dhabi in the United Arab Emirates. Groundbreaking results from pediatric IF patients with MVID and SBS-IF were presented at North American Society for Pediatric Gastroenterology, Hepatology and Nutrition (NASPGHAN 2025) in Chicago. The study showed that the liquid formulation of crofelemer powder resulted in a reduction of parenteral support (PS) of up to 37% in a pediatric MVID patient who has remained on crofelemer therapy for >1 year. PS reductions of up to 15.6% were observed in two pediatric SBS-IF patients who have also remained on crofelemer oral liquid treatment for >1 year.

In June 2026, longer-term data from the ongoing investigator-initiated trial of crofelemer in pediatric IF patients in the United Arab Emirates will be presented at the 58th Annual Meeting of the European Society for Pediatric Gastroenterology, Hepatology & Nutrition (ESPGHAN). An additional MVID infant patient is being treated with oral crofelemer, and safety and efficacy in the infant receiving crofelemer will also be presented at ESPGHAN 2026.

Napo is also supporting an IIT in the US to evaluate crofelemer powder for oral solution for treatment of adult SBS-IF patients. The Company plans to pursue approval of crofelemer powder for oral solution for MVID in the US following the completion of the pivotal pediatric MVID trial. In accordance with the guidelines of specific EU countries, published data from such clinical investigations could support reimbursed early patient access to crofelemer for these debilitating IF conditions. Participation in early access programs, which do not exist in the US, provides an opportunity for reimbursement while impacting the morbidity and high cost of care for these chronic unmet needs. Additionally, the Company expects that if even just a very small number of MVID patients show benefit with crofelemer, this may potentially allow expedited pathways for regulatory approval in the US. In the US, Napo plans to pursue Breakthrough Therapy Designation (BTD) from the FDA. If a drug is designated as breakthrough therapy, the FDA will expedite the review timeline for the drug.

In addition, crofelemer is in development for symptomatic relief and treatment of moderate-to-severe diarrhea, with or without concomitant antimicrobial therapy, from bacterial, viral, and parasitic infections, including Vibrio cholerae, the bacterium that causes cholera.

We believe Jaguar is poised to realize the opportunities for the commercialization of crofelemer powder for oral solution for our IF programs from MVID and SBS-IF. Jaguar, through Napo, holds global unencumbered rights for crofelemer.

Recent Developments

Equity Line of Credit

On June 9, 2026, the Company entered into the Purchase Agreement with C/M Capital, which provides that, upon the terms and subject to the conditions set forth therein, C/M Capital is committed to purchase up to an aggregate of $40 million of shares of common stock.

Under the Purchase Agreement:

(i) Fixed Purchase: on the Commencement Date (as defined in the Purchase Agreement) and from time to time thereafter, subject to the satisfaction of certain conditions and on any business day selected by the Company where the closing sale price of the common stock is equal to or greater than $1.10 per share, as adjusted for any reorganization, recapitalization, stock split, reverse stock split, or other similar transactions that occur on or after the date of the Purchase Agreement (the “ELOC Floor Price”), the Company shall have the right, but not the obligation, to direct C/M Capital to purchase a Fixed Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable Fixed Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable Fixed Purchase Price (as defined in the Purchase Agreement) therefor on the applicable Fixed Purchase Date in accordance with the Purchase Agreement (each such purchase a “Fixed Purchase”); provided, however, that C/M Capital’s committed obligation under any single Fixed Purchase shall not exceed $1,500,000 (provided that all shares of common stock in respect of all prior Fixed Purchases, VWAP Purchases and Additional VWAP Purchases shall have been delivered to C/M Capital via Deposit/Withdrawal at Custodian (“DWAC”));

(ii) VWAP Purchase: on the Commencement Date and from time to time thereafter, and on any business day selected by the Company where the closing sale price of the common stock is equal to or greater than the ELOC Floor Price, subject to the satisfaction of certain conditions, in addition to the Fixed Purchase, the Company shall also have the right, but not the obligation, to direct C/M Capital to purchase the applicable VWAP Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable VWAP Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable VWAP Purchase Price (as defined in the Purchase Agreement) therefor on the applicable VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”); provided, however, that C/M Capital’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases shall not exceed $4,500,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases on such VWAP Purchase Date, collectively;

(iii) Additional VWAP Purchase: on the Commencement Date and from time to time thereafter, subject to the satisfaction of certain conditions, in addition to the Fixed Purchase and VWAP Purchase, the Company shall also have the right, but not the obligation, to direct C/M Capital to purchase the applicable Additional VWAP Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable Additional VWAP Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable Additional VWAP Purchase Price (as defined in the Purchase Agreement) therefor on the applicable Additional VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Additional VWAP Purchase”); provided, however, that C/M Capital’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases on the applicable Additional VWAP Purchase Date, which Additional VWAP Purchase Date shall be the same trading day as the applicable VWAP Purchase Date for such VWAP Purchase, shall not exceed $4,500,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases, collectively.

The foregoing purchase terms are subject to certain conditions and limitations, including daily volume and dollar amount limitations with respect to each type of purchase described above within a given day, and a 4.99% beneficial ownership limitation with respect to C/M Capital’s ownership of the Company’s common stock.

In consideration for C/M Capital’s execution and delivery of the Purchase Agreement, the Company agreed to issue to the Selling Stockholders on the effective date of the ELOC Registration Statement (as defined hereunder) $800,000 worth of the Company’s common stock, valued at the VWAP Purchase Price as of such effective date (the “Commitment Shares”). The Commitment Shares will be included in the ELOC Registration Statement.

Pursuant to the terms of the Purchase Agreement, until either the stockholder approval (as defined in the Purchase Agreement) (the “Stockholder Approval for the ELOC”) is obtained or certain other conditions are met, the Company shall not sell shares of common stock to C/M Capital under the Purchase Agreement to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreement would exceed 19.99% of the number of shares of common stock issued and outstanding immediately prior to the execution of the Purchase Agreement. As previously reported, the Company reconvened its 2026 annual meeting of stockholders (the “Annual Meeting”) on June 8, 2026 and obtained, among others, the Stockholder Approval for the ELOC.

Unless earlier terminated as provided thereunder, the Purchase Agreement shall terminate automatically on the earliest to occur of (i) the expiration of the ELOC Registration Statement pursuant to Rule 415(a)(5) of the Securities Act, (ii) the date on which C/M Capital shall have purchased the maximum amount pursuant to the Purchase Agreement, (iii) the date on which the common stock shall have failed to be listed or quoted on the Trading Market or any Eligible Market (both terms as defined in the Purchase Agreement), (iv) the 30th trading day following the date on which, pursuant to or within the meaning of the applicable bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, in each case that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which, pursuant to or within the meaning of any applicable bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. Either the Company or C/M Capital may also terminate the Purchase Agreement unilaterally under certain circumstances provided therein.

The Purchase Agreement includes representations, warranties, and covenants customary for a transaction of this type.

In addition, pursuant to the Purchase Agreement, the Company entered into a registration rights agreement with C/M Capital (the “ELOC Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement on Form S-1 (the “ELOC Registration Statement”) within 30 days after the execution date of the Purchase Agreement, to register the resale of all of (i) the shares of common stock to be sold and issued by the Company to the Selling Stockholders under the Purchase Agreement, (ii) the Commitment Shares, and (iii) any securities of the Company issued or issuable with respect to the forementioned shares or Commitment Shares. The Company shall use its commercially reasonable efforts to have the ELOC Registration Statement declared effective by the SEC at the earliest practicable date.

Series P Preferred Stock Financing

On June 9, 2026, the Company entered into securities purchase agreements (each a “Preferred Stock Purchase Agreement” and collectively, the “Preferred Stock Purchase Agreements”) with certain investors named therein, including C/M Capital (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 240 shares (the “Preferred Shares”) of Series P Non-Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Series P Preferred Stock”), for an aggregate purchase price of $2.0 million (the “Preferred Stock Financing”). The Preferred Stock Financing closed June 9, 2026.

In consideration for the Investors’ execution and delivery of the Preferred Stock Purchase Agreements, the Company agreed to issue to the Investors within one trading day after the filing date of the registration statement relating to the Preferred Stock Financing (the “Preferred Registration Statement”) pre-funded warrants (the “Commencement Pre-Funded Warrant”), exercisable to purchase up to an aggregate number of shares of common stock equal to $72,000 divided by the greater of (i) the average VWAP of the Common Stock over the five trading day period immediately preceding the filing of the initial Preferred Registration Statement, and (ii) 20% of the Nasdaq Minimum Price (as defined in Nasdaq Rule 5635(d)(1)(A)) of common stock on the execution date of the Preferred Stock Purchase Agreements. The shares of common stock issuable upon exercise of the Commencement Pre-Funded Warrant will be included in the Preferred Registration Statement.

In addition, pursuant to the Preferred Stock Purchase Agreements, the Company entered into a registration rights agreement with the Investors (the “Preferred Registration Rights Agreement”), pursuant to which the Company is required to file a registration statement on Form S-1 (the “Preferred Registration Statement”) within 30 days after the execution date of the Preferred Registration Rights Agreement, to register the resale of (i) all of the Redemption Shares (as defined hereunder) that may, from time to time, be issued or become issuable to the Investors under the Preferred Stock Purchase Agreements and the related Transaction Documents (as defined therein) (without regard to any limitation or restriction on purchases), (ii) the shares of Common Stock issued or issuable upon exercise of the Pre-Funded Warrants (as defined in the Preferred Stock Purchase Agreements) (the “Warrant Shares”), and (iii) any and all shares of capital stock issued or issuable with respect to the Redemption Shares or Warrant Shares as a result of any stock split, stock dividend, recapitalization, exchange or similar event or otherwise, without regard to any limitation on purchases under the Preferred Stock Purchase Agreements or the Transaction Documents. The Company shall use its commercially reasonable efforts to have the Preferred Registration Statement declared effective by the SEC at the earliest practicable date.

Preferred Stock Dividend

On February 18, 2026, the Company announced that its board of directors declared a special one-time dividend of one-tenth of one share of Series O Preferred Stock for each share of voting common stock outstanding, plus each share issuable upon exercise of certain warrants to purchase, in aggregate, 2,400,765 shares of common stock with dividend rights outstanding (the “Eligible Warrants”), at the close of business on March 2, 2026. The preferred stock dividend was paid on March 4, 2026.

In connection with the preferred stock dividend, on March 2, 2026 the Company filed a Certificate of Designation of Preferences, Rights and Limitations of Series O Convertible Preferred Stock with the Secretary of State of the State of Delaware, to designate 1,557,000 shares of the preferred stock, par value $0.0001 per share, as Series O Convertible Preferred Stock.

The potential issuance of a large number of shares of common stock upon the conversion of our Series O Preferred Stock may have a negative effect on the trading price of our common stock as well as a significant dilutive effect. See “Risk Factors – Risks Related to the Preferred Stock Dividend” in our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 7, 2026.

Conversion of the Series O Preferred Stock

On June 25, 2026, the Company completed the conversion (the “Conversion”) of Series O Preferred Stock. Effective as of 12:00 p.m. Eastern Time on June 25, 2026, all of the then outstanding shares of Series O Preferred Stock and all shares of Series O Preferred Stock issuable upon exercise of the Eligible Warrants automatically converted into shares of common stock (the “Conversion Shares”) at a conversion ratio equal to 3.209 shares of common stock for each share of Series O Preferred Stock. Immediately upon completion of the Conversion, there were 4,857,211 shares of common stock issued and outstanding, and the holders of the Eligible Warrants are entitled to receive, upon exercise of the Eligible Warrants, up to 839,000 shares of common stock, which consist of 68,593 Warrant Shares (as defined in the Eligible Warrants) and 770,407 Conversion Shares.

Corporate Information

We were incorporated in the State of Delaware on June 6, 2013. Our principal executive office is located at 200 Pine Street, Suite 400, San Francisco, CA 94104, for human health prescription drugs, and the telephone number is (415) 371 8300. We have an additional office at 200 Pine Street, Suite 600, San Francisco, CA 94104, for Jaguar Animal Health. Our website for the corporation is https://jaguar.health.com. The information contained on, or that can be accessed through, our website is not part of this annual report. Our voting common stock is listed on the Nasdaq Capital Market and trades under the symbol “JAGX.”

Information contained in, or accessible through, our website does not constitute part of this prospectus or registration statement and inclusions of our website address in this prospectus or registration statement are inactive textual references only. You should not rely on any such information in making your decision whether to purchase our securities.

THE OFFERING

Common stock offered by the Selling Stockholders	40,874,552 shares of our common stock, consisting of (i) up to 40,000,000 Purchase Shares that may be issued by us to the Selling Stockholders, from time to time at our sole discretion, pursuant to the Purchase Agreement, and (ii) up to 874,552 Commitment Shares, of which 257,898 shares are issued and outstanding as of the date of this prospectus to the Selling Stockholders and 616,654 shares are issuable upon exercise of the Commitment Pre-Funded Warrants that have been issued to the Selling Stockholders as of the date of this prospectus.

Common stock outstanding immediately prior to this offering	4,910,402 shares

Common stock outstanding immediately following this offering	45,784,954 shares

Terms of the offering	The Selling Stockholders will determine when and how they will dispose of any shares of our common stock that are registered under this prospectus for resale. See “Plan of Distribution.”

Use of proceeds	We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholders. Additionally, we will not receive any proceeds from the issuance or sale of any Commitment Shares. We may receive up to $40,000,000 in aggregate gross proceeds from C/M Capital under the Purchase Agreement in connection with sales of our shares of our common stock to C/M Capital pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold. We intend to use of the net proceeds that we receive under the Purchase Agreement for working capital and other general corporate purposes, including the redemption of shares of Series P Preferred Stock in accordance with the terms of the Certificate of Designation for the Series P Preferred Stock. However, as of the date of this prospectus, we cannot specify with certainty all of the particular uses, and the respective amounts we may allocate to those uses, for any net proceeds we receive. See “Use of Proceeds” on page 21 of this prospectus.

Stock Symbol	JAGX

Transfer Agent and Registrar	Equiniti Trust Company, LLC

The following summary contains basic information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus.

Outstanding Shares

The number of shares of our common stock to be outstanding after this offering is based on 4,910,402 shares of our voting common stock and no shares of our non-voting common stock outstanding as of July 10, 2026, and excludes the following:

•	68,593 shares of common stock issuable upon exercise of warrants outstanding, with a weighted-average exercise price of $141.91;

•	7,484 shares of common stock issuable upon exercise of pre-funded warrants outstanding;

•	5,293 shares of common stock issuable upon exercise of outstanding options under the 2014 Stock Incentive Plan, with a weighted-average exercise price of $205.44;

•	10,591 shares of common stock that remain available for grant under the 2014 Stock Incentive Plan and 469 shares of Common Stock that remain available under the 2020 Employee Inducement Plan; and

•	4,573 shares of common stock issuable upon vesting of outstanding restricted stock unit awards (“RSUs”) under the 2014 Stock Incentive Plan.

Unless otherwise indicated, all information in this prospectus assumes no exercise or settlement of outstanding options or warrants.

RISK FACTORS

Investing in our securities involves risks. Before purchasing the securities offered by this prospectus you should carefully read the risk factors incorporated by reference in this prospectus from our Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 7, 2026, our Quarterly Report on Form 10-Q for the period ending March 31, 2026 filed with the SEC on May 20, 2026, as well as the risks, uncertainties and additional information set forth in the other documents incorporated by reference in this prospectus that we file with the SEC after the date of this prospectus and which are deemed incorporated by reference in this prospectus, and the information contained in any applicable prospectus supplement. For a description of these reports and documents, and information about where you can find them, see “Incorporation of Certain Information by Reference.” The risks and uncertainties we discuss in this prospectus and in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks not presently known, or currently deemed immaterial, also could materially and adversely affect our financial condition, results of operations, business and prospects.

Risks Related to the Committed Equity Financing

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement, or the actual gross proceeds resulting from those sales or the dilution to you from those sales. Further, we may not have access to the full amount available under the Purchase Agreement.

Pursuant to the Purchase Agreement, C/M Capital shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to $40,000,000 of shares of common stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement (such amount, the “Commitment Amount”). We have registered 40,000,000 shares (excluding the Commitment Shares) for future issuance under the Purchase Agreement and resale pursuant to this prospectus. The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to C/M Capital at our discretion from time to time from the Commencement Date (as defined below) until the earlier to occur of (i) the date on which C/M Capital shall have purchased the Commitment Amount, and (ii) the Purchase Agreement is otherwise terminated in accordance with its terms.

We do not have a right to commence any sales of common stock to C/M Capital under the Purchase Agreement until the time when all of the conditions to our right to commence sales of common stock to C/M Capital set forth in the Purchase Agreement have been satisfied, or the Commencement Date, including the effectiveness of the registration statement of which this prospectus forms a part. From and after the Commencement Date, we will generally have the right to control the timing and amount of any sales of our common stock to C/M Capital under the Purchase Agreement. Sales of our common stock, if any, to C/M Capital under the Purchase Agreement will depend upon market conditions, our capital needs, alternative financing options, and other factors to be determined by us in our sole discretion. We may ultimately decide to sell to C/M Capital all, some or none of the common stock that may be available for us to sell to C/M Capital pursuant to the Purchase Agreement. Accordingly, we cannot guarantee that we will be able to sell all of the Commitment Amount or how much in proceeds we may obtain under the Purchase Agreement. If we cannot sell securities under the Committed Equity Financing, we may be required to utilize more costly and time-consuming means of accessing the capital markets, which could have a material adverse effect on our liquidity and cash position.

Because the purchase price per share of common stock to be paid by C/M Capital for the common stock that we may elect to sell to C/M Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, it is not possible for us to predict, as of the date of this prospectus and prior to any such sales, the number of shares of common stock that we will sell to C/M Capital under the Purchase Agreement, the purchase price per share C/M Capital will pay for shares of common stock purchased from us under the Purchase Agreement, or the aggregate gross proceeds that we will receive from those purchases made by C/M Capital under the Purchase Agreement.

We are registering 40,874,552 shares of our common stock (including the Commitment Shares) under this prospectus. As of July 10, 2026, there were 4,910,402 shares of common stock outstanding. If all of the 40,874,552 shares of our common stock offered for resale by the Selling Stockholders under this prospectus were issued and outstanding as of July 10, 2026, such shares would represent in excess of 89.3% of total number of shares of our common stock outstanding.

The actual number of shares of our common stock issuable will vary depending on the then current market price of shares of our common stock sold to C/M Capital in this offering and the number of shares of our common stock we ultimately elect to sell to C/M Capital under the Purchase Agreement. If it becomes necessary for us to issue and sell to C/M Capital under the Purchase Agreement more than the amount of purchase shares being registered for resale under this prospectus in order to receive aggregate gross proceeds equal to $40,000,000 under the Purchase Agreement, we must file with the SEC one or more additional registration statements to register under the Securities Act the resale by C/M Capital of any such additional shares of our common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective, in each case before we may elect to sell any additional shares of our common stock under the Purchase Agreement. Pursuant to the terms of the Purchase Agreement, until either the Company obtains the approval of stockholders pursuant to Nasdaq Listing Rule 5635(d) (“Rule 5635(d)”) (the “Stockholder Approval”) or certain other conditions are met, the Company shall not sell shares of Common Stock to C/M Capital under the Purchase Agreement to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreement would exceed 19.99% of the number of our shares of common stock issued and outstanding immediately prior to the execution of the Purchase Agreement. As previously reported, the Company reconvened its 2026 annual meeting of stockholders (the “Annual Meeting”) on June 8, 2026 and obtained, among others, the Stockholder Approval.

In addition, C/M Capital is not obligated to buy any common stock under the Purchase Agreement if such shares, when aggregated with all other common stock then beneficially owned by C/M Capital and its affiliates (as calculated pursuant to Section 13(d) of the Securities Exchange Act, and Rule 13d-3 promulgated thereunder), would result in C/M Capital beneficially owning common stock in excess of 4.99% of the then-outstanding shares of common stock, or the Beneficial Ownership Limitation. Our inability to access a portion or the full amount available under the Purchase Agreement, in the absence of any other financing sources, could have a material adverse effect on our business or results of operation.

C/M Capital will pay less than the then-prevailing market price for our common stock, which could cause the price of our common stock to decline.

The purchase price of our common stock to be sold to C/M Capital under the Purchase Agreement is derived from the market price of our common stock on The Nasdaq Capital Market. Shares to be sold to C/M Capital pursuant to the Purchase Agreement will be purchased at a discounted price.

For example, we may effect sales to C/M Capital pursuant to a VWAP Purchase Notice at a purchase price equal to 95% of the lowest of (i) the VWAP for the applicable VWAP Purchase Period during the applicable VWAP Purchase Date for such VWAP Purchase, (ii) the lowest traded price of our common stock during the five trading days immediately preceding the VWAP Purchase Date, and (iii) the Closing Sale Price of our common stock on such applicable VWAP Purchase Date for such VWAP Purchase. This pricing mechanism means that shares will always be sold at a 5% or greater discount to market price. See “The Committed Equity Financing” for more information.

As a result of this pricing structure, C/M Capital may sell the shares it receives immediately after receipt of such shares, which could cause the price of our common stock to decrease. This immediate resale could create downward pressure on our stock price.

Investors who buy shares of common stock from C/M Capital at different times will likely pay different prices.

Pursuant to the Purchase Agreement, we have discretion (subject to the restrictions and satisfaction of the conditions in the Purchase Agreement) to vary the timing, price and number of shares of common stock we sell to C/M Capital. If and when we elect to sell shares of common stock to C/M Capital pursuant to the Purchase Agreement, after it has acquired such shares, C/M Capital may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from C/M Capital in this offering at different times will likely pay different prices for those shares, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. Investors may experience a decline in the value of the shares they purchase from C/M Capital in this offering as a result of future sales made by us to C/M Capital at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares to C/M Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangements with C/M Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Future resales and/or issuances of shares of common stock, including pursuant to this prospectus, or the perception that such sales may occur, may cause the market price of our shares to drop significantly.

On June 9, 2026, we entered into the Purchase Agreement, pursuant to which C/M Capital shall, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, purchase from us up to an aggregate of $40,000,000 of shares of common stock, upon the terms and subject to the conditions and limitations set forth in the Purchase Agreement.

The shares of our common stock that may be issued under the Purchase Agreement may be sold, subject to the restrictions and satisfaction of the conditions in the Purchase Agreement, by us to C/M Capital at our discretion from time to time from the date of effectiveness of the registration statement of which this prospectus forms a part until the earlier to occur of (i) the date on which C/M Capital shall have purchased the Commitment Amount, or (ii) the Purchase Agreement is otherwise terminated in accordance with its terms.

The purchase price for shares of our common stock that we may sell to C/M Capital under the Purchase Agreement will fluctuate based on the trading price of shares of our common stock. Depending on market liquidity at the time, sales of shares of our common stock may cause the trading price of shares of our common stock to decrease. We generally have the right to control the timing and amount of any future sales of shares of our common stock to C/M Capital. Additional sales of shares of our common stock, if any, to the Selling Stockholders will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to C/M Capital all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares of our common stock to C/M Capital, after it has acquired shares of our common stock, C/M Capital may resell all, some, or none of such shares of our common stock at any time or from time to time in its discretion and at different prices. Therefore, sales to C/M Capital by us could result in substantial dilution to the interests of other holders of shares of our common stock. In addition, if we sell a substantial number of shares of our common stock to C/M Capital under the Purchase Agreement, or if investors expect that we will do so, the shares held by C/M Capital will represent a significant portion of our public float and may result in substantial decreases to the price of our common stock. The actual sales of shares of our common stock or the mere existence of our arrangement with C/M Capital may also make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to affect such sales

We presently have 76,077 shares of common stock issuable upon exercise of warrants outstanding (including pre-funded warrants), 5,293 shares of common stock issuable upon exercise of outstanding options under the 2014 Stock Incentive Plan, and 4,573 shares of common stock issuable upon vesting of outstanding restricted stock unit awards (“RSUs”) under the 2014 Stock Incentive Plan, respectively. Shares of our common stock issuable upon exercise or vesting of incentive awards under our equity compensation plans are, once issued, eligible for sale in the public market, subject to any lock-up agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144. Furthermore, shares of our common stock reserved for future issuance under our equity compensation plans may become available for sale in the future.

We may use proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

We will have broad discretion over the use of proceeds from sales of our common stock made pursuant to the Purchase Agreement, including for any of the purposes described in the section entitled “Use of Proceeds,” and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds, their ultimate use may vary substantially from their currently intended use. The failure by us to apply these funds effectively could harm our business, and the net proceeds may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

Risks Related to Our Financial Position and Capital Needs

If we do not raise debt or equity capital, we may not be able to pay all of our contractual obligations.

The extent we rely on C/M Capital as a source of funding will depend on a number of factors including, the prevailing market price of our common stock and volume of trading and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from C/M Capital does not occur for any reason including C/M Capital suffering liquidity issues or failure of the Company to keep the registration statement current, we will need to secure other sources of funding in order to pay off our contractual obligations. Should the financing we require be unavailable or prohibitively expensive when we require it, such circumstances would likely have a material adverse effect on our business, operating results, financial condition and prospects.

THE COMMITTED EQUITY FINANCING

Overview

On June 9, 2026, we entered into a common stock purchase agreement (the “Purchase Agreement”) with an accredited investor, C/M Capital Master Fund, LP (“C/M Capital”), which provides that, upon the terms and subject to the conditions set forth therein, C/M Capital is committed to purchase up to an aggregate of $40 million of shares of common stock.

Purchase Agreement

Under the Purchase Agreement:

(i) Fixed Purchase: on the Commencement Date (as defined in the Purchase Agreement) and from time to time thereafter, subject to the satisfaction of certain conditions and on any business day selected by us where the closing sale price of the common stock is equal to or greater than $1.10 per share, as adjusted for any reorganization, recapitalization, stock split, reverse stock split, or other similar transactions that occur on or after the date of the Purchase Agreement (the “Floor Price”), we shall have the right, but not the obligation, to direct C/M Capital to purchase a Fixed Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable Fixed Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable Fixed Purchase Price (as defined in the Purchase Agreement) therefor on the applicable Fixed Purchase Date in accordance with the Purchase Agreement (each such purchase a “Fixed Purchase”); provided, however, that C/M Capital’s committed obligation under any single Fixed Purchase shall not exceed $1,500,000 (provided that all shares of common stock in respect of all prior Fixed Purchases, VWAP Purchases and Additional VWAP Purchases shall have been delivered to C/M Capital via Deposit/Withdrawal at Custodian (“DWAC”));

(ii) VWAP Purchase: on the Commencement Date and from time to time thereafter, and on any business day selected by us where the closing sale price of the common stock is equal to or greater than the Floor Price, subject to the satisfaction of certain conditions, in addition to the Fixed Purchase, we shall also have the right, but not the obligation, to direct C/M Capital to purchase the applicable VWAP Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable VWAP Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable VWAP Purchase Price (as defined in the Purchase Agreement) therefor on the applicable VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, a “VWAP Purchase”); provided, however, that C/M Capital’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases shall not exceed $4,500,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases on such VWAP Purchase Date, collectively;

(iii) Additional VWAP Purchase: on the Commencement Date and from time to time thereafter, subject to the satisfaction of certain conditions, in addition to the Fixed Purchase and VWAP Purchase, we shall also have the right, but not the obligation, to direct C/M Capital to purchase the applicable Additional VWAP Purchase Share Amount (as defined in the Purchase Agreement), not to exceed the applicable Additional VWAP Purchase Maximum Amount (as defined in the Purchase Agreement), at the applicable Additional VWAP Purchase Price (as defined in the Purchase Agreement) therefor on the applicable Additional VWAP Purchase Date in accordance with the Purchase Agreement (each such purchase, an “Additional VWAP Purchase”); provided, however, that C/M Capital’s aggregate committed obligation under a VWAP Purchase and all Additional VWAP Purchases on the applicable Additional VWAP Purchase Date, which Additional VWAP Purchase Date shall be the same trading day as the applicable VWAP Purchase Date for such VWAP Purchase, shall not exceed $4,500,000 in the aggregate for such VWAP Purchase and all such Additional VWAP Purchases, collectively.

The foregoing purchase terms are subject to certain conditions and limitations, including daily volume and dollar amount limitations with respect to each type of purchase described above within a given day, and a 4.99% beneficial ownership limitation with respect to C/M Capital’s ownership of our common stock.

In consideration for C/M Capital’s execution and delivery of the Purchase Agreement, we agreed to issue to C/M Capital on the effective date of the Registration Statement (as defined hereunder) $800,000 worth of our common stock, valued at the VWAP Purchase Price as of such effective date (the “Commitment Shares”). The Commitment Shares will be included in the Registration Statement.

Pursuant to the terms of the Purchase Agreement, until either the stockholder approval (as defined in the Purchase Agreement) (the “Stockholder Approval”) is obtained or certain other conditions are met, we shall not sell shares of common stock to C/M Capital under the Purchase Agreement to the extent that after giving effect thereto, the aggregate number of shares of common stock that would be issued pursuant to the Purchase Agreement would exceed 19.99% of the number of shares of common stock issued and outstanding immediately prior to the execution of the Purchase Agreement. As previously reported, we reconvened the 2026 annual meeting of stockholders (the “Annual Meeting”) on June 8, 2026 and obtained, among others, the Stockholder Approval.

Unless earlier terminated as provided thereunder, the Purchase Agreement shall terminate automatically on the earliest to occur of (i) the expiration of the Registration Statement pursuant to Rule 415(a)(5) of the Securities Act, (ii) the date on which C/M Capital shall have purchased the maximum amount pursuant to the Purchase Agreement, (iii) the date on which the common stock shall have failed to be listed or quoted on the Trading Market or any Eligible Market (both terms as defined in the Purchase Agreement), (iv) the 30th trading day following the date on which, pursuant to or within the meaning of the applicable bankruptcy law, the Company commences a voluntary case or any person commences a proceeding against the Company, in each case that is not discharged or dismissed prior to such 30th trading day, and (v) the date on which, pursuant to or within the meaning of any applicable bankruptcy law, a custodian is appointed for the Company or for all or substantially all of its property, or the Company makes a general assignment for the benefit of its creditors.

The Purchase Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent. Either the Company or C/M Capital may also terminate the Purchase Agreement unilaterally under certain circumstances provided therein.

The Purchase Agreement includes representations, warranties, and covenants customary for a transaction of this type.

Registration Rights Agreement

In addition, pursuant to the Purchase Agreement, we entered into a registration rights agreement with C/M Capital (the “Registration Rights Agreement”), pursuant to which we are required to file a registration statement on Form S-1 (the “Registration Statement”) within 30 days after the execution date of the Purchase Agreement, to register the resale of all of (i) the shares of common stock to be sold and issued by us to C/M Capital under the Purchase Agreement, (ii) the Commitment Shares, and (iii) any securities of the Company issued or issuable with respect to the forementioned shares or Commitment Shares. We shall use commercially reasonable efforts to have the Registration Statement declared effective by the U.S. Securities and Exchange Commission (the “SEC”) at the earliest practicable date.

We also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement.

There are substantial risks to our stockholders as a result of the sale and issuance of common stock to C/M Capital under the Purchase Agreement, including but not limited to the following: substantial dilution, significant declines in our stock price and our inability to draw sufficient funds when needed. See “Risk Factors.” The sale of our common stock to C/M Capital under the Purchase Agreement will not affect the rights or privileges of our other stockholders, except that the economic and voting interests of our existing stockholders will be diluted as a result of any such sale. Although the number of shares of common stock that our other stockholders own will not decrease, the shares owned by our other stockholders will represent a smaller percentage of our total outstanding shares after any such sale to C/M Capital under the Purchase Agreement.

Conditions Precedent to Commencement

Our right to commence delivering Fixed Purchase Notices, VWAP Purchase Notices and Additional VWAP Purchase Notices (collectively, “Purchase Notices”) under the Purchase Agreement and C/M Capital’s obligation to accept such Purchase Notices, are subject to the initial satisfaction, at the Commencement Date, of the conditions precedent thereto set forth in the Purchase Agreement, which conditions include, among others, the following:

•	the accuracy in all material respects of our representations and warranties included in the Purchase Agreement;

•

this prospectus, in final form, and all reports, schedules, registrations, forms, statements, information and other documents required to have been filed by us with the SEC pursuant to the reporting requirements of the Exchange Act having been so filed;

•	trading in the common stock not having been suspended by the SEC, Nasdaq or FINRA;

•	no condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) shall have occurred and be continuing;

•	customary compliance with laws and bankruptcy-related conditions; and

•	the receipt by C/M Capital of a customary legal opinion, as required under the Purchase Agreement.

Effects of Sales of our Common Stock under the Purchase Agreement on Our Stockholders

The common stock being registered for resale in this offering may be issued and sold by us to C/M Capital from time to time at our discretion, during the terms described above. The resale by the Selling Stockholders of a significant quantity of shares registered for resale in this offering at any given time, or the perception that these sales may occur, could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock, if any, to C/M Capital under the Purchase Agreement will be determined by us in our sole discretion, subject to the satisfaction of certain conditions in the Purchase Agreement, and will depend upon market conditions and other factors. We may ultimately decide to sell to C/M Capital all, some or none of the common stock that may be available for us to sell to C/M Capital pursuant to the Purchase Agreement. If we elect to sell common stock to C/M Capital pursuant to the Purchase Agreement, after it has acquired such shares, C/M Capital may resell all, some or none of such common stock at any time or from time to time in its discretion and at different prices. As a result, investors who purchase common stock from the Selling Stockholders in this offering at different times will likely pay different prices for those shares of common stock, and so may experience different levels of dilution and in some cases substantial dilution and different outcomes in their investment results. See “Risk Factors-Risks Related to the Committed Equity Financings-Investors who buy shares of common stock from C/M Capital at different times will likely pay different prices.”

Investors may experience a decline in the value of the common stock they purchase from the Selling Stockholders in this offering as a result of future sales made by us to C/M Capital at prices lower than the prices such investors paid for their shares in this offering. In addition, if we sell a substantial number of shares of common stock to C/M Capital under the Purchase Agreement, or if investors expect that we will do so, the actual sales of common stock or the mere existence of our arrangement with C/M Capital may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales.

Because the purchase price per share to be paid by C/M Capital for the common stock that we may elect to sell to C/M Capital under the Purchase Agreement, if any, will fluctuate based on the market prices of our common stock at the time we make such election, as of the date of this prospectus, it is not possible for us to predict the number of shares of common stock that we will sell to C/M Capital under the Purchase Agreement, the actual purchase price per share to be paid by C/M Capital for those shares of common stock, or the actual gross proceeds to be raised by us from those sales, if any.

The number of shares of common stock ultimately offered for sale by the Selling Stockholders for resale under this prospectus is dependent upon the number of shares of common stock, if any, we ultimately sell to C/M Capital under the Purchase Agreement. Further, if and when we elect to sell shares of common stock to C/M Capital pursuant to the Purchase Agreement, after it has acquired such shares, C/M Capital may resell all, some, or none of such shares of common stock at any time or from time to time in its discretion and at different prices.

The issuance of our shares of common stock to the Selling Stockholders pursuant to the Purchase Agreement will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares of common stock owned by our existing stockholders will represent a smaller percentage of our total outstanding shares of common stock after any such issuance.

The following table sets forth information at varying purchase prices assuming we sell to C/M Capital under the Purchase Agreement the lesser of (i) the maximum number of Purchase Shares offered by this prospectus and (ii) the maximum number of Purchase Shares that we may sell to C/M Capital that results in the sale of shares of common stock with an aggregate purchase price of $40 million:

Assumed Trading Price of Common Stock	Number of Shares Sold Under the ELOC(1)	Percentage of Outstanding shares of Common Stock After Giving Effect to Issuances to C/M Capital (2)	Purchase Price for Common Stock Sold Under the ELOC(3)
$2.31(4)	17,316,017	77.91%	$40,000,000
$1.00	40,000,000	89.07%	$40,000,000
$2.00	20,000,000	80.29%	$40,000,000
$4.00	10,000,000	67.07%	$40,000,000
$5.00	8,000,000	61.97%	$40,000,000

(1)

The number of Purchase Shares offered by this prospectus may not cover all common stock we ultimately may sell to C/M Capital under the Purchase Agreement, depending on the purchase price per share of such sales. We have included in this column only those Purchase Shares being offered for resale by C/M Capital under this prospectus, without regard to the beneficial ownership limitation. The assumed average purchase prices are solely for illustrative purposes and are not intended to be estimates or predictions of the future performance of our shares of common stock.

(2)

The denominator used to calculate the percentages in this column is based on 4,910,402 shares of common stock outstanding as of July 10, 2026, adjusted to include the shares of common stock issued and sold to C/M Capital under the Purchase Agreement.

(3)

Purchase prices represent the illustrative aggregate purchase price to be received by us from the sale of all of the shares of Common Stock issued and sold to C/M Capital under the Purchase Agreement as set forth in the second column, multiplied by the VWAP Purchase Price, assuming for illustrative purposes that the VWAP Purchase Price is equal to 100% of the assumed trading price of shares of common stock listed in the first column.

(4)	Represents the closing price of our Common Stock on Nasdaq on July 10, 2026.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock offered by the Selling Stockholders. In addition, we will not receive any proceeds from the issuance or sale of the Commitment Shares. We may receive up to $40,000,000 in aggregate gross proceeds from sales of shares of our common stock to C/M Capital pursuant to the Purchase Agreement after the date of this prospectus. However, the actual proceeds may be less than this amount depending on the number of shares of our common stock sold and the price at which the shares of our common stock are sold.

We intend to use the proceeds for working capital and other general corporate purposes, including the redemption of shares of Series P Preferred Stock in accordance with the terms of the Certificate of Designation for the Series P Preferred Stock. Our expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the specific amounts to be spent on the uses described above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DIVIDEND POLICY

The Company’s dividend policy is determined by its board of directors and will depend upon a number of factors, including the Company’s financial condition and performance, its cash needs and expansion plans, income tax consequences, and the restrictions that applicable laws and any credit or other contractual arrangements may then impose. The Company has not paid any cash dividends on its common stock to date and at the current time the Company does not anticipate paying a cash dividend on its common stock in the foreseeable future. Rather, the Company anticipates that it will retain earnings, if any, for use in the development of its business.

THE SELLING STOCKHOLDERS

This prospectus relates to the possible resale from time to time by the Selling Stockholders of any or all shares of our common stock that have been or may be issued by us to the Selling Stockholders under the Purchase Agreement. Such shares of our common stock include (i) up to 40,000,000 Purchase Shares that we may elect, in our sole discretion, to issue and sell to the Selling Stockholders, from time to time from and after the Commencement Date under the Purchase Agreement; and (ii) up to 874,552 Commitment Shares issued or issuable upon exercise of the Commitment Pre-Funded Warrants that have been issued to the Selling Stockholders as consideration for C/M Capital’s execution and delivery of the Purchase Agreement.

As used in this prospectus, the term “Selling Stockholders” includes the selling stockholders listed in the table below, and their respective permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of such Selling Stockholder’s interest in the shares of common stock in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale. This prospectus also covers any additional securities that may become issuable by reason of stock splits, stock dividends or other similar transactions.

For additional information regarding the issuance of common stock covered by this prospectus, see the section entitled “Committed Equity Financing” above. We are registering the shares of common stock pursuant to the provisions of the Purchase Agreement and the Registration Rights Agreement in order to permit the Selling Stockholders to offer the shares for resale from time to time.

On June 9, 2026, the Company also entered into securities purchase agreements (each a “Preferred Stock Purchase Agreement” and collectively, the “Preferred Stock Purchase Agreements”) with C/M Capital and an investor named therein that is affiliated with C/M Capital (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 240 shares (the “Preferred Shares”) of Series P Non-Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Series P Preferred Stock”), for an aggregate purchase price of $2.0 million (the “Preferred Stock Financing”). The Preferred Stock Financing closed on June 9, 2026.

Except for the transactions contemplated by the Purchase Agreement and the Registration Rights Agreement and the transactions as disclosed above, neither of the Selling Stockholders has had any material relationship with us within the past three years.

The table below presents information regarding each Selling Stockholder and the shares of common stock that it may offer from time to time under this prospectus. This table is prepared based on information supplied to us by the Selling Stockholders, and reflects holdings as of August 10, 2026. Each number of shares in the column “Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus” represents all of the shares of common stock that the corresponding Selling Stockholder may offer under this prospectus. Each Selling Stockholder may sell some, all or none of its shares in this offering. We do not know how long each Selling Stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the Selling Stockholders regarding the sale of any of the shares.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act, and includes shares of common stock with respect to which each Selling Stockholder has voting and investment power. The percentage of common stock beneficially owned by each Selling Stockholder prior to the offering shown in the table below is based on an aggregate of 4,910,402 shares of our common stock outstanding on July 10, 2026. Because the purchase price of the common stock issuable under the Purchase Agreement is determined on each Fixed Purchase Date, with respect to a Fixed Purchase and on the applicable VWAP Purchase Date (or the applicable Additional VWAP Purchase Date), with respect to a VWAP Purchase (or Additional VWAP Purchase), the number of shares that may actually be sold by us to C/M Capital under the Purchase Agreement may be fewer than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by each Selling Stockholder pursuant to this prospectus.

We may amend or supplement this prospectus from time to time in the future to update or change the Selling Stockholder list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Stockholders’ method of distributing these securities.

Name of Selling Stockholders	Number of Shares of Common Stock Owned Prior to Offering		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Number of Shares of Common Stock Owned After Offering
	Number (1)	Percent		Number	Percent
C/M Capital Master Fund, LP (2)	549,132	4.99%	40,524,731	0	*
C/M Special Ops Fund, LLC (3)	349,821	4.99%	349,821	0	*

*	Less than 1%

(1)

In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that C/M Capital may be required to purchase under the Purchase Agreement, because the issuance of such shares is solely at our discretion and is subject to conditions contained in the Purchase Agreement, the satisfaction of which are entirely outside of C/M Capital’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Fixed Purchase, VWAP Purchase or Additional VWAP Purchase, as applicable, of common stock is subject to certain agreed upon maximum amount limitations set forth in the Purchase Agreement. Also, the Purchase Agreement prohibits us from issuing and selling any of our common stock to C/M Capital to the extent such shares, when aggregated with all other common stock then beneficially owned by C/M Capital, would cause C/M Capital beneficial ownership of our common stock to exceed the Beneficial Ownership Limitation (as defined in the Purchase Agreement).

(2)

The business address of C/M Capital Master Fund, LP (“C/M Capital”) is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. As of the date of the Purchase Agreement, C/M Capital did not beneficially own any shares of our common stock. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M Capital. The amount of shares beneficially owned by C/M Capital prior to the offering consists of (i) 152,397 Commitment Shares issued as of the date of this prospectus, (ii) 372,334 Commitment Shares issuable upon exercise of a Commitment Pre-Funded Warrant issued to C/M Capital, and (iii) 24,401 shares of common stock issuable upon exercise of a pre-funded warrant issued by the Company to C/M Capital on July 16, 2026 (the “Commencement Pre-Funded Warrant”) under the Preferred Stock Purchase Agreement; provided that both the Commitment Pre-Funded Warrant and the Commencement Pre-Funded Warrant provide for limitations on exercise, such that the holder along with its affiliates may not beneficially own more than 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise. C/M Capital is not a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M Capital.

(3)

The business address of C/M Special Ops Fund, LLC (“C/M SOF”) is 1111 Brickell Avenue, Suite 2920, Miami, Florida 33131. As of the date of the Purchase Agreement, C/M SOF did not beneficially own any shares of our common stock. Thomas Walsh and Jonathan Juchno are the Managing Partners of C/M Capital Partners, LP, the manager of C/M SOF, and therefore may be deemed to have shared voting and investment power over securities owned directly and indirectly by C/M SOF. The amount of shares beneficially owned by C/M SOF prior to the offering consists of (i) 101,598 Commitment Shares issued as of the date of this prospectus, and (ii) 248,223 Commitment Shares issuable upon exercise of a Commitment Pre-Funded Warrant issued to C/M SOF; provided that the Commitment Pre-Funded Warrant provides for limitations on exercise, such that the holder along with its affiliates may not beneficially own more than 4.99% of the shares of the Company’s common stock outstanding immediately after giving effect to such exercise. Neither C/M SOF, Mr. Walsh or Mr. Juchno is a registered broker-dealer or an affiliate of a registered broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Walsh and Mr. Juchno as to beneficial ownership of the securities beneficially owned directly or indirectly by C/M SOF.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus are being offered by the Selling Stockholders. The shares may be sold or distributed from time to time by the Selling Stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of our common stock offered by this prospectus could be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	“at the market” into an existing market for our common stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

•

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Each Selling Stockholder may be deemed to be an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Each Selling Stockholder has informed us that it intends to use one or more registered broker-dealers to effectuate all sales, if any, of our common stock that it has acquired and may in the future acquire from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Each Selling Stockholder has informed us that each such broker-dealer will receive commissions from such Selling Stockholder that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of our common stock offered by this prospectus may receive compensation in the form of commissions, discounts, or concessions from the purchasers, for whom the broker-dealers may act as agent, of the shares sold by a Selling Stockholder through this prospectus. The compensation paid to any such particular broker-dealer by any such purchasers of our common stock sold by such Selling Stockholder may be less than or in excess of customary commissions. Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive from any purchasers of our common stock sold by a Selling Stockholder.

We know of no existing arrangements between either Selling Stockholder or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of our common stock offered by this prospectus.

We may from time to time file with the SEC one or more supplements to this prospectus or amendments to the registration statement of which this prospectus forms a part to amend, supplement or update information contained in this prospectus, including, if and when required under the Securities Act, to disclose certain information relating to a particular sale of shares offered by this prospectus by a Selling Stockholder, including the names of any brokers, dealers, underwriters or agents participating in the distribution of such shares by such

Selling Stockholder, any compensation paid by such Selling Stockholder to any such brokers, dealers, underwriters or agents, and any other required information.

We will pay the expenses incident to the registration under the Securities Act of the offer and sale of our common stock covered by this prospectus by the Selling Stockholders. As consideration for C/M Capital’s irrevocable commitment to purchase our common stock under the Purchase Agreement, we have agreed to issue to the Selling Stockholders $800,000 worth of our shares of common stock, issuable on the effective date of this registration statement, valued at the VWAP Purchase Price as of such date, as Commitment Shares. We have also agreed to pay to C/M Capital $35,000 in cash as reimbursement for the reasonable, out-of-pocket expenses incurred by C/M Capital, including the legal fees and disbursements of C/M Capital’s legal counsel, in connection with its due diligence investigation of the Company and in connection with the preparation, negotiation and execution of the Purchase Agreement. See “The Committed Equity Financing” for more information.

We also have agreed to indemnify C/M Capital and certain other persons against certain liabilities in connection with the offering of our common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. C/M Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by the Selling Stockholders specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

C/M Capital has represented to us that at no time prior to the date of the Purchase Agreement has C/M Capital or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. C/M Capital has agreed that during the term of the Purchase Agreement, neither C/M Capital, nor any of its agents, representatives or affiliates will enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised the Selling Stockholders that they are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all of our common stock offered by this prospectus have been sold by the Selling Stockholders.

DESCRIPTION OF CAPITAL STOCK

General

The following description summarizes the most important terms of our capital stock. Because it is only a summary of the provisions of our Third Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and amended and restated bylaws, it does not contain all of the information that may be important to you. For a complete description of the matters set forth in this “Description of Capital Stock,” you should refer to our Certificate of Incorporation and our amended and restated bylaws and to the applicable provisions of Delaware law. Our authorized capital stock consists of 554,475,074 shares of capital stock, which consists of (i) 500,000,000 shares of voting common stock, $0.0001 par value per share, (ii) 50,000,000 shares of convertible non-voting common stock, $0.0001 par value per share, and (iii) 4,475,074 shares of preferred stock, $0.0001 par value per share.

Common Stock

We have two classes of common stock: voting common stock and non-voting common stock. Holders of both classes of our common stock are entitled to receive ratably any dividends declared by our board of directors out of funds legally available for that purpose, subject to any preferential dividend rights of any outstanding preferred stock or that we may designate or issue in the future. In the event of our liquidation, dissolution or winding up, the holders of both classes of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to the prior distribution rights of preferred stock then outstanding. There are no preemptive, conversion or subscription rights applicable to either class of common stock. There are no redemption or sinking fund provisions applicable to either class of common stock. The rights, preferences, and privileges of the holders of both classes of common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate in the future. All of our outstanding shares of voting common stock and non-voting common stock are fully paid and nonassessable.

Voting Common Stock

The holders of our voting common stock are entitled to one vote for each share held on all matters submitted to a vote of the stockholders.

Non-Voting Common Stock

The holders of our non-voting common stock do not have any cumulative voting rights and are not entitled to vote, except on an as-converted basis with respect to any Change of Control (as defined in the Certificate of Incorporation). Each share of non-voting common stock is convertible into twelve billion four hundred three million one hundred twenty-five thousandth (1/12,403,125,000th) of a share of voting common stock at the election of the holder thereof. As of the date of this prospectus, there are no shares of non-voting common stock outstanding.

Preferred Stock

Under our Certificate of Incorporation, our board of directors is authorized to issue up to 4,475,074 shares of preferred stock from time to time, in one or more classes or series, without stockholder approval. As of the date of this prospectus, there are 240 shares of Series P Non-Convertible Preferred Stock, and 884.25 shares of Series Q Perpetual Preferred Stock outstanding.

Prior to the issuance of shares of each class or series, our board of directors is required by the Delaware General Corporation Law (“DGCL”) and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Delaware Secretary of State. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of that class or series, including the following:

•	the number of shares constituting each class or series;

•	voting rights;

•	rights and terms of redemption, including sinking fund provisions;

•	dividend rights and rates;

•	terms concerning the distribution of assets;

•	conversion or exchange terms;

•	redemption prices; and

•	liquidation preferences.

All shares of preferred stock offered, when issued and paid for, will be validly issued, fully paid and nonassessable and will not have any preemptive or subscription rights.

We will specify the following terms relating to any class or series of preferred stock offered by us:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	our right, if any, to defer payment of dividends and the maximum length of any such deferral period;

•	the procedures for auction and remarketing, if any, for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provision for redemption, if applicable, of the preferred stock;

•	any listing of the preferred stock on any securities exchange;

•	the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock, including the conversion price or manner of calculation and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material or special United States federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Delaware Law

Certain provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions, which are summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed in part to encourage anyone seeking to acquire control of us to negotiate with our board of directors. We believe that the advantages gained by protecting our ability to negotiate with any unsolicited and potentially unfriendly acquirer outweigh the disadvantages of discouraging such proposals, including those priced above the then-current market value of our common stock, because, among other reasons, the negotiation of such proposals could improve their terms.

Third Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our Certificate of Incorporation and amended and restated bylaws include provisions that:

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, the chief executive officer or the president;

•

establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	provide that directors may be removed only for cause;

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;

•	specify that no stockholder is permitted to cumulate votes at any election of our board of directors; and

•	require approval of the stockholders of at least 75% of the shares and a majority of the board of directors to amend certain of the above-mentioned provisions.

Exclusive Jurisdiction

Under the provisions of our Certificate of Incorporation and amended and restated bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees or agents to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our Certificate of Incorporation or amended and restated bylaws; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or amended and restated bylaws; or (v) any action asserting a claim against us governed by the internal affairs doctrine; provided that, if and only if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction, then any such action may be brought in another state or federal court sitting in the State of Delaware. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our Certificate of Incorporation or amended and restated bylaws to be inapplicable or unenforceable in such action. Our amended and restated bylaws provide that if any part of the exclusive forum provision is held to be invalid, illegal or unenforceable, as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such part in any other circumstance and of the remaining parts of the exclusive forum provision and the application of such provision to other persons or entities and circumstances will not in any way be affected or impaired thereby.

Delaware Anti-Takeover Statute

We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon the closing of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not for determining the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers, and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the date of the transaction, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage business combinations or other attempts that might result in the payment of a premium over the market price for the shares of common stock held by our stockholders.

The provisions of Delaware law and our Certificate of Incorporation and amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Transfer Agent and Registrar

The transfer agent of our voting common stock is Equiniti Trust Company, LLC. Their address is 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660.

National Securities Exchange Listing

Our voting common stock is currently listed on Nasdaq under the symbol “JAGX.”

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Reed Smith LLP, Palo Alto, California.

EXPERTS

The financial statements of the Company as of December 31, 2025 and 2024 and for each of the two years in the period ended December 31, 2025 incorporated by reference in this prospectus and the registration statement have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and other reports, proxy statements and other information with the SEC. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act are available free of charge on our website and through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (EDGAR). The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at https://www.sec.gov. You may access the registration statement, of which this prospectus is a part, at the SEC’s website.

We make available through our website, free of charge, copies of our SEC filings as soon as reasonably practicable after we electronically file or furnish them to the SEC on our website, https://jaguar.health. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this prospectus.

This prospectus forms part of a registration statement we have filed with the SEC relating to, among other things, the common stock. As permitted by SEC rules, this prospectus does not contain all the information we have included in the registration statement and the accompanying exhibits and schedules we have filed with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the common stock. The statements this prospectus make pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions, and we qualify them in their entirety by reference to those exhibits for complete statements of their provisions. The registration statement, exhibits and schedules are available through the SEC’s website.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov. The SEC allows us to “incorporate by reference” the information in certain documents that we file with it, which means that we can disclose important information to you by referring you to documents previously filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the Company’s documents listed below and all documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise expressly incorporated by reference herein):

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed on April 7, 2026;

•	Our Quarterly Report on Form 10-Q for the period ending March 31, 2026 filed with the SEC on May 20, 2026;

•	Our definitive proxy statement on Schedule 14A, relating to our Special Meeting of Stockholders held on April 20, 2026, filed on March 24, 2026;

•

Our definitive proxy statement on Schedule 14A, relating to our Annual Meeting of Stockholders adjourned on May 22, 2026 and June 2, 2026 and reconvened on June 8, 2026, filed on April 30, 2026, amended and supplemented by the supplements to the definitive proxy statement filed on May  6, 2026 and May 29, 2026, respectively;

•	Our definitive proxy statement on Schedule 14A, relating to our Special Meeting of Stockholders to be held on September 4, 2026, filed on August 3, 2026; and

•

Our current reports on Form 8-K filed on January 12, 2026 (SEC Accession No. 0001193125-26-009221), January  12, 2026 (SEC Accession No.  0001193125-26-009644), January  15, 2026, January  23, 2026, February  18, 2026, March  3, 2026, March  6, 2026, March 9, 2026, April  7, 2026, April 9, 2026, April 21, 2026, April  27, 2026, May 4, 2026 (SEC Accession No.  0001193125-26-202614), May 4, 2026 (SEC Accession No. 0001193125-26-204310), May  7, 2026, May  19, 2026, May  22, 2026, May  27, 2026, June  2, 2026, June  8, 2026, June  11, 2026, June  18, 2026, June  22, 2026, June 25, 2026, July 1, 2026 and July 14, 2026, and on Form 8-K/A filed on January 12, 2026 and June 22, 2026 (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits relating to such information, which is neither filed nor incorporated by reference herein).

Unless otherwise noted, the SEC file number for each of the documents listed above is 001-36714.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents, except as to any document or portion of any document that is deemed furnished and not filed.

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting: Investor Relations, Jaguar Health, Inc., 200 Pine Street, Suite 400, San Francisco, CA, 94104 or call (415) 371-8300.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

Resale of up to 40,874,552 Shares of Common Stock

PROSPECTUS

    , 2026

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fees.

Amount
SEC Registration Fee	$12,431.77
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	40,000.00
Transfer Agent and Registrar fees and expenses	5,000.00
Miscellaneous Expenses	0.00

Total expenses	$107,431.77

Item 14. Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL authorizes a corporation in its certificate of incorporation to eliminate or limit personal liability of directors of the corporation for violations of the directors’ fiduciary duty of care. However, directors remain liable for breaches of duties of loyalty, failing to act in good faith, engaging in intentional misconduct, knowingly violating a law, paying a dividend or approving a stock repurchase which was illegal under DGCL Section 174 or obtaining an improper personal benefit. In addition, equitable remedies for breach of fiduciary duty of care, such as injunction or recession, are available.

Our current certificate of incorporation eliminates the personal liability of the members of our board of directors to the fullest extent permitted by the DGCL. Any repeal or modification of that provision by the stockholders of the corporation will not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our current bylaws provide for indemnification of its officers and directors to the fullest extent permitted by the DGCL.

We have entered into indemnification agreements with each of our directors and officers, pursuant to which we agreed, to the maximum extent permitted by applicable law and subject to the specified terms and conditions set forth in each agreement, to indemnify a director or officer who acts on our behalf and is made or threatened to be made a party to any action or proceeding against expenses, judgments, fines and amounts paid in settlement that are incurred by such officer or director in connection with the action or proceeding. The indemnification provisions apply whether the action was instituted by a third party or by us.

We have purchased and maintain insurance on behalf of our officers and directors that provides coverage for expenses and liabilities incurred by them in their capacities as officers and directors.

Item 15. Recent Sales of Unregistered Securities

The information below lists all of the securities sold by us during the past three years which were not registered under the Securities Act:

On December 28, 2023, pursuant to that certain exchange agreement dated December 28, 2023, the Company issued 92 shares of the Company’s common stock to Iliad Research and Trading, L.P. (“Iliad”), in exchange for a $785,362.50 reduction in the outstanding balance of the royalty interest held by Iliad.

On January 29, 2024, the Company entered into a privately negotiated exchange agreement with Streeterville Capital, LLC (“Streeterville”) pursuant to which the Company issued 30 shares of the Company’s common stock, par value $0.0001, to Streeterville in exchange for a $165,000 reduction in the outstanding balance of the royalty interest dated August 24, 2022.

On January 29, 2024, the Company entered into a privately negotiated exchange agreement with Iliad pursuant to which the Company issued an aggregate of 152 shares of the Company’s common stock to Iliad in exchange for a $836,000 reduction in the outstanding balance of the royalty interest in the original principal amount of $12.0 million sold by the Company to Iliad on October 8, 2020 (the “October 2020 Royalty Interest”).

On February 27, 2024, pursuant to the PIPE Purchase Agreement, each of the PIPE investors entered into an exchange agreement with the Company (each, a “PIPE Warrant Exchange Agreement” and collectively, the “PIPE Warrant Exchange Agreements”). Pursuant to the PIPE Warrant Exchange Agreements, the Company agreed to exchange the PIPE Warrants for shares of common stock at an exchange ratio of 1-for-2.5 (“PIPE Warrant Exchange Transaction”). Upon completion of the PIPE Warrant Exchange Transaction, the Company exchanged the PIPE Warrants to purchase up to 143 shares of Common Stock for 358 shares of Common Stock (the “PIPE Exchange Shares”), and the PIPE Warrants were terminated. The PIPE Exchange Shares would be subject to a twelve-month lock-up, and any other equity security of the Company other than the PIPE Exchange Shares owned by the PIPE investors as of the date of the PIPE Warrant Exchange Agreement would be subject to a six-month lock-up.

On March 1, 2024, the Company entered into a privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued an aggregate of 179.38 shares of Series J Preferred Stock to Streeterville in exchange for the surrender by Streeterville of the royalty interest in the original principal amount of $10 million issued by the Company to Streeterville on March 8, 2021 (the “March 2021 Royalty Interest”). Upon completion of the above-referenced exchange transaction, all outstanding balance of the March 2021 Royalty Interest was fully paid, and the March 2021 Royalty Interest was terminated.

On March 5, 2024, the Company entered into a privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued 190 shares of the Company’s common stock in exchange for the surrender and cancellation of 40 shares of Series J Perpetual Preferred Stock.

On March 18, 2024, the Company entered into a privately negotiated securities purchase agreement with Gen Ilac Ve Saglik Urunleri Sanayi Ve Ticaret, A.S., (“Gen”) pursuant to which the Company issued 317 shares of the Company’s common stock at $6,300.00 per share for gross proceeds of approximately $2.0 million. The sale of the securities was consummated in connection with the licensing transaction covering the exclusive license and commercialization agreement for the Company’s FDA-approved prescription drug Crofelemer with purchasers in certain Eastern European countries.

On March 19, 2024, the Company entered into a privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued 158 shares of the Company’s common stock in exchange for the surrender and cancellation of 40 shares of Series J Perpetual Preferred Stock based on an effective exchange price of $6.300.00 per share of common stock.

On June 7, 2024, the Company entered into an exchange agreement with Iliad, pursuant to which the parties agreed to partition $1,500,000 from the outstanding balance of the October 2020 Royalty Interest. This reduced the outstanding balance of the October 2020 Royalty Interest. The partitioned royalty was exchanged for 7 shares of the Company’s common stock.

On July 15, 2024, the Company entered into a privately negotiated exchange agreement with Iliad pursuant to which the Company issued an aggregate of 520 shares of common stock to Iliad in exchange for a $1.9 million reduction in the outstanding balance of the October 2020 Royalty Interest.

On July 18, 2024, the Company entered into a privately negotiated exchange agreement with Iliad pursuant to which the Company issued an aggregate of 229 shares of common stock to Iliad in exchange for $819,600 reduction in the outstanding balance of the October 2020 Royalty Interest.

On January 28, 2025, the Company entered into a privately negotiated exchange agreement with Uptown. Pursuant to such exchange agreement, the Company issued 1,474 shares of common stock to Uptown in exchange for a $1,094,952 reduction in the outstanding balance of the royalty interest held by Uptown. The shares of common stock that were issued in this exchange transaction were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On March 26, 2025, the Company entered into securities purchase agreements (the “Convertible Note Purchase Agreements”) with selected institutional and accredited investors (each, a “Note Investor”), pursuant to which the Company agreed to issue approximately $3.4 million aggregate principal amount of convertible promissory notes (collectively, the “Notes”) and warrants to purchase up to 17,788 shares of common stock to the Note Investors (the “Convertible Notes Financing”). The Convertible Notes Financing closed on March 31, 2025.

The Notes bore interest at the rate of 6% per annum and would mature on June 30, 2025 (the “Maturity Date”). The Notes were convertible, at each holder’s option, in part or in full, into an aggregate of 17,789 shares (the “Conversion Shares”) of common stock, at a conversion price of $194 per share for investors who were not an officer, director, employee or consultant of the Company (collectively, an “Insider”), and $194 per share for investors who were Insiders, subject to adjustment for customary stock dividend, stock split, stock combination or other similar transactions.

As an inducement to enter into the Convertible Note Purchase Agreements, the investors received warrants (collectively, the “Convert Warrants”) to purchase up to an aggregate of 17,789 shares of common stock (the “Convert Warrant Shares”) with a fair value of $3.3 million and an initial exercise price equal to $189 per share for investors who were not Insiders, and $190 per share for investors who were Insiders, in each case subject to adjustment for reclassification of the common stock, non-cash dividend, stock split, reverse stock split or other similar transaction (the “Convert Warrant Exercise Price”). The Convert Warrants would be exercisable immediately upon issuance and would expire on the earlier of (i) March 31, 2030, (ii) the consummation of a fundamental transaction and (iii) the consummation of a liquidation event (the “Convert Warrant Expiration Date”).

Certain Insiders, including the Company’s Chief Executive Officer, Chief Financial Officer and certain members of the Company’s board of directors and officers, participated in the Private Placement. These Insiders purchased $535,000 aggregate principal amount of the Notes, which were convertible into up to 2,752 Conversion Shares, and received Convert Warrants to purchase up to 2,752 Convert Warrant Shares.

In connection with the Convertible Notes Financing, the Company issued to H.C. Wainwright & Co., LLC (“Wainwright”), the placement agent for the Convertible Notes Financing, warrants to purchase up to 1,068 shares of common stock (the “Convert PA Warrants”) with a fair value of $259,000. The Convert PA Warrants have an exercise price of $242 per share.

On April 30, 2025, the Company entered into a privately negotiated exchange agreement with Iliad pursuant to which the Company issued an aggregate of 1,643 shares of common stock to Iliad in exchange for $632,500 reduction in the outstanding balance of October 2020 Purchase Agreement. The shares of common stock that were issued in this exchange transaction were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On May 13, 2025, the Company entered into a privately negotiated exchange agreement with Iliad, pursuant to which the Company issued an aggregate of 1,714 shares of common stock to Iliad in exchange for a $466,200 reduction in the outstanding balance of the October 2020 Purchase Agreement. The shares of common stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On May 14, 2025, the Company entered into privately negotiated exchange agreements with Iliad and Streeterville, under which the Company issued 22 and 99.3822 shares of Series L Preferred Stock to Iliad and Streeterville, respectively, in exchange for a $550,000 reduction in the outstanding balance of the October 2020 Purchase Agreement, and for all of the outstanding 99.3822 shares of Series J Preferred Stock held by Streeterville, respectively. The shares of Series L Preferred Stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On May 20, 2025, the Company entered into a securities purchase agreement with selected institutional investors for a registered direct offering (the “Registered Offering”) of 7,037 shares of common stock at $6.09 per share, priced at-the-market under Nasdaq rules. In a concurrent private placement, the Company issued to such investors unregistered warrants to purchase up to 14,075 shares of common stock (“Common Warrants”) at an exercise price of $204 per share. The Common Warrants are immediately exercisable and expire upon the earlier of (i) 24 months from issuance, (ii) a fundamental transaction, or (iii) a liquidation event. The Company also issued to Wainwright warrants to purchase 422 shares of common stock (the “Wainwright Warrants”), representing 6.0% of the shares sold in the Registered Offering. The Wainwright Warrants have substantially similar terms to the Common Warrants issued to investors in the same transaction, but with an exercise price of $266 per share, which represents 125% of the offering price.

On June 24, 2025, the Company completed a private exchange transaction with selected accredited investors (the “Participating Investors”), issuing approximately $2.57 million aggregate principal amount of new 6% convertible promissory notes (the “Replacement Notes”) in exchange for the cancellation of the March 2025 Convertible Notes held by such Participating Investors (the “Note Exchange Transaction”). The Replacement Notes would mature on January 30, 2026, bore interest at 6% per annum, and were immediately convertible at the option of the holders into up to 13,747 shares of the Company’s common stock at a conversion price of $194 per share for non-Insiders and $5.555 per share for Insiders, subject to adjustment for customary stock dividend, stock split, stock combination or other similar transactions; provided, however, that (a) no conversion shares may be issued to a noteholder who was an Insider unless the stockholder approval was obtained by the Company in accordance with Nasdaq Listing Rules 5635(c) and 5635(d), and (b) the total cumulative number of conversion shares that may be issued to a noteholder who was not an Insider, together with any shares of Common Stock issued to (i) such noteholder upon exercise of the New Warrants issued to such noteholder and (ii) the other Participating Investors in the same series of transactions as the Replacement Notes, may not exceed the requirements of The Nasdaq Capital Market (including the rules related to the aggregation of offerings under Nasdaq Listing Rule 5635(d), if applicable) (the “Issuance Cap”), unless the stockholder approval was obtained by the Company to issue more than the Issuance Cap. The Company also issued warrants to purchase common stock (the “New Warrants”) and agreed to file a registration statement for the resale of the related conversion shares and warrant shares.

In connection with the Note Exchange Transaction, the Company issued to the Participating Investors New Warrants to purchase up to an aggregate of 26,531 shares of common stock (the “New Warrant Shares”) with an initial exercise price equal to $95, subject to adjustment for reclassification of the common stock, non-cash dividend, stock split, reverse stock split or other similar transaction. The New Warrants would be exercisable immediately upon the Initial Exercise Date (as define therein) and would expire on the earlier of (i) 18 months from the date of issuance, (ii) the consummation of a fundamental transaction and (iii) the consummation of a liquidation event; provided, however, that no New Warrant Shares may be issued to a holder unless the stockholder approval was obtained by the Company in accordance with Nasdaq Listing Rules 5635(c) and/or 5635(d), as applicable. All of the securities issued in the Note Exchange Transaction were offered and sold in reliance upon the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On June 27, 2025, the Company entered into a privately negotiated exchange agreements (the “Iliad Series M Exchange Agreement” and the “Streeterville Series M Exchange Agreement”) with Iliad and Streeterville, pursuant to which Company issued 170 shares and 90 shares of Series M Preferred Stock to Iliad and Streeterville, respectively, in exchange for a $4,250,000 reduction in the outstanding balance of the October 2020 Purchase Agreement and a $2,250,000 reduction in the outstanding balance of the August 2022 Royalty Interest, respectively. The shares of Series M Preferred Stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On or around September 9, 2025, the Company entered into securities purchase agreements (each a “PIPE Purchase Agreement” and collectively, the “PIPE Purchase Agreements”) with certain investors named therein (collectively, the “Purchasers”), pursuant to which the Company issued and sold to the Purchasers in a private placement an aggregate of approximately 951 shares of Series N Preferred Stock, for an aggregate purchase price of approximately $2.38 million. The shares of Series N Preferred Stock were issued in reliance upon exemptions from registration pursuant to 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On September 28, 2025, the Company entered into a securities purchase agreement with Brown Stone Capital Limited (“Brown Stone”), pursuant to which the Company issued and sold to Brown Stone (i) 4,617 shares of common stock and (ii) 413,698 pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of the Company’s common stock. The securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(a)(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder.

On September 30, 2025, the Company entered into a privately negotiated exchange agreement with Streeterville. Pursuant to this agreement, the Company issued 8,187 shares of common stock to Streeterville in exchange for a $600,000 reduction in the outstanding balance of the royalty interest held by Streeterville. The shares of common stock that were issued in this exchange transaction were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On November 17, 2025, the Company entered into a privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued an aggregate of 10,322 shares of common stock to Streeterville in exchange for 25 outstanding shares of Series M Preferred Stock held by Streeterville. Upon completion of such exchange transaction, the exchanged Series M Preferred Stock were cancelled and retired. The common stock were issued in reliance on the exemption from registration provided under Section 3(a)(9) of the Securities Act.

On December 9, 2025, the Company entered into a privately negotiated exchange agreement with Iliad (the “First Exchange Agreement”), pursuant to which the Company issued (i) 11,429 shares (the “First Exchange Shares”) of common stock and (ii) a pre-funded common stock purchase warrant to purchase 37,273 shares of common stock (the “First Pre-Funded Warrant”) to Iliad in exchange for 75 shares of Series M Preferred Stock held by Iliad (the “First Exchange Transaction”). Upon completion of the First Exchange Transaction, such 75 shares of Series M Preferred Stock were cancelled and retired.

On December 11, 2025, the Company entered into another privately negotiated exchange agreement with Iliad (the “Second Exchange Agreement” and together with the First Exchange Agreement, collectively the “Exchange Agreements”), pursuant to which the Company issued (i) 1,143 shares of common stock (the “Second Exchange Shares” and together with the First Exchange Shares, collectively the “Exchange Shares”) and (ii) a pre-funded common stock purchase warrant to purchase 8,709 shares of common stock (the “Second Pre-Funded Warrant” and together with the First Pre-Funded Warrant, collectively the “Pre-Funded Warrants”) to Iliad in exchange for 16 shares of Series M Preferred Stock held by Iliad (the “Second Exchange Transaction”). Upon completion of the Second Exchange Transaction, such 16 shares of Series M Preferred Stock were cancelled and retired.

Each of the Pre-Funded Warrants is exercisable in part or in full immediately at an exercise price of $0.001 per share, and may be exercised at any time until such Pre-Funded Warrant is exercised in full. The Pre-Funded Warrants provide that the number of shares that may be exercised shall be limited to ensure that, following such exercise, the number of shares of Common Stock beneficially owned by the holder, together with its affiliates and certain related parties, does not exceed 9.99% of the total number of shares of common stock then issued and outstanding.

Securities Purchase Agreements and Promissory Notes

On January 6, 2026, the Company entered into securities purchase agreements with two accredited investors for the issuance of unsecured promissory notes in the aggregate principal amount of $350,000. The transaction closed on the same day. The notes bore interest at a rate of 6% per annum and would mature one month from the date of issuance. The Company had the right to prepay any outstanding amount under the notes without penalty or premium. During the three months ended March 31, 2026, the Company subsequently paid the unsecured promissory notes in full.

As an inducement for the investors to enter into the agreements, the Company issued warrants to purchase an aggregate of 10,000 shares of the Company’s common stock at an initial exercise price of $35.00 per share. The warrants are exercisable immediately and expire upon the earlier of five years from issuance, the consummation of a fundamental transaction, or a liquidation event.

Royalty and Preferred Stock Exchange Transactions

On January 16, 2026, the Company entered into a series of privately negotiated exchange agreements with Iliad and Streeterville to reduce outstanding debt and retire certain classes of preferred stock. Pursuant to the exchange agreements, the Company issued six separate pre-funded common stock purchase warrants exercisable for an aggregate of 336,465 shares of common stock at an exercise price of $0.035 per share.

The transactions are summarized as follows:

•

The Company issued the First and Second Pre-Funded Warrants to purchase 44,396 and 31,767 shares, respectively, in exchange for a combined reduction of $2.0 million in the outstanding balances of the October 2020 and August 2022 Royalty Interests.

•

The Company issued the Third and Fourth Pre-Funded Warrants to purchase 20,555 and 92,855 shares, respectively, in exchange for the cancellation and retirement of all 121.3822 outstanding shares of Series L Perpetual Preferred Stock held by Iliad and Streeterville.

•

The Company issued the Fifth and Sixth Pre-Funded Warrants to purchase 82,014 and 64,879 shares, respectively, in exchange for the cancellation and retirement of 157.22 shares of Series M Perpetual Preferred Stock held by Iliad and Streeterville.

On May 14, 2026, the Company entered into a privately negotiated exchange agreement with Uptown, pursuant to which the Company issued 28,660 shares of common stock to Uptown in exchange for a $91,000 reduction in the outstanding balance of the Company’s December 2020 Royalty Interest.

The offers, sales, and issuances of the securities described above were deemed to be exempt from registration under the Securities Act in reliance on Section 3(a)(9) or Section 4(a)(2) of the Securities Act, Regulation D or Regulation S promulgated thereunder.

On May 19, 2026, the Company entered into a series of privately negotiated exchange agreements with Uptown and Streeterville to reduce outstanding obligations on existing royalty interests in exchange for the newly designated Series Q Perpetual Preferred Stock (the “Series Q Preferred Stock”).

The transactions are summarized as follows:

•

The Company issued 500 shares of Series Q Preferred Stock to Uptown, in exchange for a $12.5 million reduction in the outstanding balance of a royalty interest in the original principle of $12.0 million sold by the Company to Uptown in December 2020 (as amended, the “December 2020 Royalty Interest”).

•

The Company issued 408 shares of Series Q Preferred Stock to Streeterville, in exchange for a $10.2 million reduction in the outstanding balance of a royalty interest in the original principle of $12.0 million sold by the Company to Streeterville in August 2022 (as amended, the “August 2022 Royalty Interest”).

On May 21, 2026, the Company entered into two privately negotiated exchange agreements with Streeterville, pursuant to which the Company issued an aggregate of 54,222 shares of common stock to Streeterville in exchange for an aggregate of 7.96 outstanding shares of Series Q Preferred Stock held by Streeterville (the “Exchanged Preferred Shares”).

On May 26, 2026, the Company entered into a privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued 31,958 shares common stock to Streeterville in exchange for an aggregate of 3.72 outstanding shares of Series Q Preferred Stock held by Streeterville.

On June 1, 2026, the Company entered into another privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued 32,710 shares of common stock to Streeterville in exchange for an aggregate of 4.2 outstanding shares of Series Q Preferred Stock held by Streeterville.

On June 9, 2026, the Company entered into another privately negotiated exchange agreement with Streeterville, pursuant to which the Company issued 34,798 shares of common stock with Streeterville in exchange for an aggregate of 3.8 outstanding shares of Series Q Preferred Stock held by Streeterville.

On June 9, 2026, the Company entered into securities purchase agreements (each a “Preferred Stock Purchase Agreement” and collectively, the “Preferred Stock Purchase Agreements”) with certain investors named therein (collectively, the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors in a private placement an aggregate of 240 shares (the “Preferred Shares”) of Series P Non-Convertible Preferred Stock, par value $0.0001 per share, of the Company (“Series P Preferred Stock”), for an aggregate purchase price of $2 million (the “Preferred Stock Financing”). The Preferred Stock Financing closed June 9, 2026.

In consideration for the Investors’ execution and delivery of the Preferred Stock Purchase Agreements, the Company agreed to issue to the Investors within one trading day after the filing date of the registration statement relating to the Preferred Stock Financing (the “Preferred Registration Statement”) pre-funded warrants (the “Commencement Pre-Funded Warrant”), exercisable to purchase up to an aggregate number of shares of common stock equal to $72,000 divided by the greater of (i) the average VWAP of the Common Stock over the five trading day period immediately preceding the filing of the initial Preferred Registration Statement, and (ii) 20% of the Nasdaq Minimum Price (as defined in Nasdaq Rule 5635(d)(1)(A)) of common stock on the execution date of the Preferred Stock Purchase Agreements. The shares of common stock issuable upon exercise of the Commencement Pre-Funded Warrant will be included in the Preferred Registration Statement.

On June 9, 2026, the Company entered into an exchange agreement with Streeterville, pursuant to which the Company issued 34,798 shares (the “First Exchange Shares”) of common stock to Streeterville in exchange for an aggregate of 3.8 outstanding shares of Series Q Preferred Stock held by Streeterville.

On June 17, 2026, the Company entered into another exchange agreement with Streeterville, pursuant to which the Company issued 36,796 shares (the “Second Exchange Shares”) of common stock to Streeterville in exchange for an aggregate of 3.4 outstanding shares of Series Q Preferred Stock held by Streeterville, which when combined with the First Exchange Shares resulted in the aggregate issuance by the Company of more than 5% of the Company’s issued and outstanding shares of common stock, as last reported in the Company’s Quarterly Report on Form 10-Q filed on May 20, 2026..

On June 18, 2026, the Company entered into another exchange agreement with Streeterville, pursuant to which the Company issued 38,655 shares of common stock to Streeterville in exchange for an aggregate of 3.68 outstanding shares of Series Q Preferred Stock held by Streeterville.

Each of the foregoing issuances of securities were not registered under the Securities Act or the securities laws of any state, and unless otherwise specified, in each case the securities were offered and issued in reliance on the exemption from registration under the Securities Act afforded by Section 4(a)(2) thereof or Rule 506 promulgated thereunder.

Item 16. Exhibits and Financial Statement Schedules

(a) See the Exhibit Index on the page immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.

(b) No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to any charter provision, by law or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 31, 2017, by and among Jaguar Health, Inc. (f/k/a Jaguar Animal Health, Inc.), Napo Acquisition Corporation, Napo Pharmaceuticals, Inc. and Gregory Stock (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K of Jaguar Health, Inc. filed March 31, 2017, File No. 001-36714).

3.1	Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-36714) filed with the Securities and Exchange Commission on August 1, 2017).

3.2	Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 9, 2018).

3.3	Certificate of Second Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.4	Certificate of Third Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 1, 2018).

3.5	Certificate of Fifth Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2019).

3.6	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (No. 001-36714) filed with the Securities and Exchange Commission on May 18, 2015).

3.7	Certificate of Designation of Series C Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 2, 2020).

3.8	Certificate of Designation of Series D Perpetual Preferred Stock (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 2, 2020).

3.9	Certificate of Retirement of Series A Convertible Participating Preferred Stock, Series B Convertible Preferred Stock and Series B-1 Convertible Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K (No. 001-036714) filed with the Securities and Exchange Commission on September 9, 2020)

3.10	Corrected Certificate of Amendment of the Third Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed December 10, 2020, File No. 001-36714).

3.11	Certificate of Fifth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed September 3, 2021, File No. 001-36714).

3.12	First Amendment to the Amended and Restated Bylaws, dated March 17, 2022. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 18, 2022, File No. 001-36714).

3.13	Certificate of Designation of Series E Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed August 23, 2022, File No. 001-36714).

Exhibit No.	Description

3.14	Certificate of Sixth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed September 30, 2022, File No. 001-36714).

3.15	Certificate of Designation of Series F Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed November 16, 2022, File No. 001-36714).

3.16	Certificate of Seventh Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed January 23, 2023, File No. 001-36714).

3.17	Certificate of Designation of Series G Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed May 9, 2023, File No. 001-36714).

3.18	Certificate of Designation of Series H Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed July 3, 2023, File No. 001-36714).

3.19	Certificate of Designation of Series I Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

3.20	Certificate of Designation of Series J Convertible Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 1, 2024, File No. 001-36714).

3.21	Certificate of Eighth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed May 23, 2024, File No. 001-36714).

3.22	Certificate of Designation of Series K Junior Participating Preferred Stock. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed February 27, 2025, File No. 001-36714).

3.23	Certificate of Ninth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K of Jaguar Health, Inc. filed March 18, 2025, File No. 001-36714).

3.24	Certificate of Designation of Preferences, Rights and Limitations of Series L Perpetual Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed May 15, 2025, File No. 001-36714).

3.25	Certificate of Designation of Preferences, Rights and Limitations of Series M Perpetual Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed June 30, 2025, File No. 001-36714).

3.26	Certificate of Designation of Preferences, Rights and Limitations of Series N Perpetual Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed September 11, 2025, File No. 001-36714).

3.27	Certificate of Designation of Preferences, Rights and Limitations of Series O Convertible Preferred Stock of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed March 3, 2026, File No. 001-36714).

3.28	Certificate of Tenth Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed April 21, 2026, File No. 001-36714).

3.29	Certificate of Eleventh Amendment of the Third Amended and Restated Certificate of Incorporation of Jaguar Health, Inc. (incorporated by reference to Exhibit 3.1 to the Form 8-K filed April 27, 2026, File No. 001-36714).

Exhibit No.	Description

3.30	Certificate of Designation of Preferences, Rights and Limitations of Series Q Perpetual Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed May 19, 2026, File No. 001-36714),

3.31	Certificate of Designation of Preferences, Rights and Limitations of Series P Non-Convertible Preferred Stock (incorporated by reference to Exhibit 3.1 to the Form 8-K filed June 11, 2026, File No. 001-36714).

4.1	Specimen Non-Voting Common Stock Certificate of Jaguar Health, Inc. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed August 1, 2017, File No. 001-36714).

4.2	Common Stock Warrant, dated August 28, 2018, by and between Jaguar Health, Inc. and the holder named therein (incorporated by reference to Ex. 4.1 to the Current Report on Form 8-K filed on September 4, 2018).

4.3	Common Stock Warrant, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 4.3 to the Current Report on Form 8-K filed on September 12, 2018).

4.4	Common Stock Warrant, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 4.4 to the Current Report on Form 8-K filed on September 12, 2018).

4.5	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-1 (No. 333-227292) filed with the Securities and Exchange Commission on October 1, 2018).

4.6	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.3 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).

4.7	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K/A of Jaguar Health, Inc. filed March 26, 2019).

4.8	Form of LOC Common Stock Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed April 4, 2019, File No. 001-36714).

4.9	Specimen Common Stock Certificate of Jaguar Health, Inc. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed June 1, 2018, File No. 001-36714).

4.10	Form of Series 1 Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed July 23, 2019, File No. 001-36714).

4.11	Form of Series 2 Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed July 23, 2019, File No. 001-36714).

4.12	Promissory Note, dated October 1, 2019, between Napo Pharmaceuticals, Inc. and Michael Tempesta (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed October 7, 2019, File No. 001-36714).

4.13	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed November 14, 2019, File No. 001-36714).

4.14	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).

4.15	Royalty Interest, dated March 4, 2020, by and between the Company and Iliad Research and Trading L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed March 6, 2020, File No. 001-36714).

Exhibit No.	Description

4.16	Description of the Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1945, as amended (incorporated herein by reference to Exhibit 4.26 to the Annual Report on Form 10-K filed on April 3, 2020).

4.17	Form of Series 3 Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar health, Inc. filed May 22, 2020).

4.18	Global Amendment, dated September 1, 2020, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Chicago Ventures, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar health, Inc. filed September 2, 2020).

4.19	Royalty Interest, dated October 8, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed October 9, 2020).

4.20	Form of Pre-Funded Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar health, Inc. filed October 9, 2020).

4.21	Royalty Interest, dated December 22, 2020, by and between Jaguar Health, Inc. and Irving Park Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed December 29, 2020, File No. 001-36714).

4.22	Secured Promissory Note, dated January 19, 2021, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed January 22, 2021, File No. 001-36714).

4.23	Common Stock Purchase Warrant, dated April 7, 2021, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed April 8, 2021, File No. 001-36714).

4.24	Global Amendment, dated April 14, 2022, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

4.25	Global Amendment, dated April 14, 2022, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

4.26	Global Amendment, dated April 14, 2022, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.3 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

4.27	Global Amendment, dated April 14, 2022, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.4 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

4.28	Royalty Interest, dated August 24, 2022, by and between Jaguar Health, Inc. and Streeterville Capital, LLC. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed August 30, 2022, File No. 001-36714).

4.29	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed May 9, 2023, File No. 001-36714).

4.30	Global Amendment No. 2, dated September 29, 2023, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

4.31	Global Amendment No. 2, dated September 29, 2023, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

Exhibit No.	Description

4.32	Global Amendment, dated September 29, 2023, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.3 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

4.33	Global Amendment No. 2, dated September 29, 2023, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.4 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

4.34	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.5 to the Form 8-K of Jaguar Health, Inc. filed October 5, 2023, File No. 001-36714).

4.35	Amendment to the Secured Promissory Note, dated January 29, 2025, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed February 4, 2025, File No. 001-36714).

4.36	Note Amendment, dated February 13, 2025, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed February 20, 2025, File No. 001-36714).

4.37	Rights Agreement, dated as of February 26, 2025, between Jaguar Health, Inc. and Equiniti Trust Company, LLC, as Rights Agent (incorporated by reference to Exhibit 4.1 to the Form 8-K filed February 27, 2025, File No. 001-36714).

4.38	Form of Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to the Form 8-K filed March 26, 2025, File No. 001-36714).

4.39	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K filed March 26, 2025, File No. 001-36714).

4.40	Form of Placement Agent Warrant (incorporated by reference to Exhibit 4.3 to the Form 8-K filed March 26, 2025, File No. 001-36714).

4.41	Form of Common Stock Purchase Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed May 22, 2025, File No. 001-36714).

4.42	Form of Wainwright Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K filed May 22, 2025, File No. 001-36714).

4.43	Form of Replacement Note (incorporated by reference to Exhibit 4.1 to the Form 8-K filed June 24, 2025, File No. 001-36714).

4.44	Form of New Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K filed June 24, 2025, File No. 001-36714).

4.45	Pre-Funded Warrant, dated September 28, 2025, by and between Jaguar Health, Inc. and Brown Stone Capital Limited (incorporated by reference to Exhibit 4.1 to the Form 8-K filed October 11, 2025, File No. 001-36714).

4.46	Secured Promissory Note, dated November 12, 2025, issued by Jaguar Health, Inc. to Streeterville Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed November 14, 2025, File No. 001-36714).

4.47	Global Amendment dated November 17, 2025, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 4.1 to the Form 8-K filed November 19, 2025, File No. 001-36714).

4.48	Global Amendment dated November 17, 2025, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K filed November 19, 2025, File No. 001-36714).

Exhibit No.	Description

4.49	Global Amendment dated November 17, 2025, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.3 to the Form 8-K filed November 19, 2025, File No. 001-36714).

4.50	Note Amendment dated November 17, 2025, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.4 to the Form 8-K filed November 19, 2025, File No. 001-36714).

4.51	First Pre-Funded Warrant, dated December 9, 2025 (incorporated by reference to Exhibit 4.51 to the Form 10-K filed on April 7, 2026, File No. 001-36714).

4.52	Second Pre-Funded Warrant, dated December 11, 2025 (incorporated by reference to Exhibit 4.52 to the Form 10-K filed April 7, 2026, File No. 001-36714).

4.53	Form of Unsecured Promissory Note (incorporated by reference to Exhibit 4.1 to the Form 8-K/A filed January 12, 2026, File No. 001-36714).

4.54	Form of Common Stock Warrant (incorporated by reference to Exhibit 4.2 to the Form 8-K/A filed January 12, 2026, File No. 001-36714).

4.55	Form of the Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed January 23, 2026, File No. 001-36714).

4.56	Form of Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed February 18, 2026, File No. 001-36714).

4.57	Global Amendment No. 4 dated March 6, 2026, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed March 9, 2026, File No. 001-36714).

4.58	Global Amendment No. 4 dated March 6, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K filed March 9, 2026, File No. 001-36714).

4.59	Amendment to the 2021 Note, dated March 6, 2026, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.3 to the Form 8-K filed March 9, 2026, File No. 001-36714).

4.60	Amendment to the 2025 Note, dated March 6, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.4 to the Form 8-K filed March 9, 2026, File No. 001-36714).

4.61	Form of the Commencement Pre-Funded Warrant (incorporated by reference to Exhibit 4.1 to the Form 8-K filed June 11, 2026, File No. 001-36714).

4.62	Global Amendment No. 5, dated June 17, 2026, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 4.1 to the Form 8-K filed June 18, 2026, File No. 001-36714).

4.63	Global Amendment No. 5, dated June 17, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.2 to the Form 8-K filed June 18, 2026, File No. 001-36714).

4.64	Amendment to the 2021 Note, dated June 17, 2026, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 4.3 to the Form 8-K filed June 18, 2026, File No. 001-36714).

5.1*	Opinion of Reed Smith LLP

10.1	‡Form of Indemnification Agreement by and between Jaguar Health, Inc. and its directors and officers (incorporated by reference to Exhibit 10.1 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

Exhibit No.	Description

10.2	‡Form of Notice of Grant of Stock Option and Stock Option Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.3	‡Form of Notice of Grant of Restricted Stock and Restricted Stock Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.4	‡Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement under the 2014 Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.5	‡Offer Letter by and between Jaguar Health, Inc. and Lisa A. Conte, dated March 1, 2014 (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.6	‡Offer Letter by and between Jaguar Health, Inc. and Steven R. King, Ph.D., dated February 28, 2014 (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form S-1 (No. 333-198383) filed with the Securities and Exchange Commission on August 27, 2014).

10.7	†Formulation Development and Manufacturing Agreement between Jaguar Health, Inc. and Patheon Pharmaceuticals Inc., dated October 8, 2015 (incorporated by reference to Exhibit 10.30 to the Registration Statement on Form S-1 (No. 333-208905) filed with the Securities and Exchange Commission on January 7, 2016).

10.8	Common Stock Warrant issued pursuant to the Letter Agreement, dated November 8, 2016, between Jaguar Health, Inc. and Serious Change II LP, which expires July 28, 2022 (incorporated herein by reference to Exhibit 10.2 to the Quarterly Report on Form 10-Q (No. 001-36714) filed on November 14, 2016).

10.9	Distribution Agreement, dated December 9, 2016, by and between Jaguar Health, Inc. and Henry Schein, Inc. (incorporated herein by reference to Exhibit 10.41 to the Annual Report on Form 10-K filed on February 15, 2017).

10.10	Alliance Agreement, dated May 23, 2005, by and among AsiaPharm Investment Limited and its Affiliates, including Shandong Luye Pharmaceuticals Co. Ltd., and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.61 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.11	†Finder’s Agreement, dated April 9, 2010, by and among Luye Pharma Group Limited and its Affiliates, including Shandong Luye Pharmaceuticals Co. Ltd., and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.62 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.12	†License Agreement, dated February 28, 2007, by and between Insmed Incorporated and Napo Pharmaceuticals, Inc. (incorporated herein by reference to Exhibit 10.77 to the Registration Statement on Form S-4/A filed May 26, 2017 (No. 333-217364)).

10.13	†Amendment, Waiver & Consent, dated June 27, 2017, by and among Jaguar Health, Inc., Nantucket Investments Limited, and Napo Pharmaceuticals, Inc. (incorporated by reference to Ex. 10.83 of the Company’s Registration Statement on Form S-4 (Registration No. 333-217364) filed on July 5, 2017).

Exhibit No.	Description

10.14	†Termination, Asset Transfer and Transition Agreement, dated September 22, 2017, by and between Napo Pharmaceuticals, Inc. and Alivus Pharmaceuticals, Ltd. (incorporated by reference to Ex. 10.8 to the Quarterly Report on Form 10-Q filed on November 20, 2017)

10.15	Registration Rights Agreement, dated March 23, 2018, by and between Jaguar Health, Inc. and Sagard Capital Partners, L.P. (incorporated by reference to Ex. 10.2 to the Current Report on Form 8-K filed on March 27, 2018).

10.16	Registration Rights Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and L2 Capital, LLC (incorporated by reference to Ex. 10.3 to the Current Report on Form 8-K filed on September 12, 2018).

10.17	Registration Rights Agreement, dated September 11, 2018, by and between Jaguar Health, Inc. and Charles Conte (incorporated by reference to Ex. 10.4 to the Current Report on Form 8-K filed on September 12, 2018).

10.18	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed March 22, 2019).

10.19	Letter of Credit Cancellation & Warrant Issuance Agreement, dated March 29, 2019, by and between Jaguar Health, Inc. and the letter of credit beneficiary named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 4, 2019).

10.20	Amendment No. 1 to Registration Rights Agreement, dated May 30, 2019, by and between Jaguar Health, Inc. and Sagard Capital Partners, L.P. (incorporated by reference to Exhibit 10.120 to the Registration Statement on Form S-1 (No. 333-233989) filed with the Securities and Exchange Commission on September 27, 2019).

10.21	Form of Amendment Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed July 5, 2019, File No. 001-36714).

10.22	#Master Services Agreement, dated June 24, 2019, by and among Napo Pharmaceuticals, Inc., Integrium, LLC, and POC Capital, LLC (incorporated by reference to Exhibit 10.24 to the Form 10-K of Jaguar Health, Inc. filed on March 31, 2021, File No. 001-36714).

10.23	Form of Exchange Agreement, between Jaguar Health, Inc. and Chicago Venture Partners, L.P. (incorporated by reference to Exhibit 10.6 to the Form 10-Q of Jaguar Health, Inc. filed on August 14, 2019, File No. 001-36714).

10.24	Form of Warrant Agency Agreement between Jaguar Health, Inc. and American Stock Transfer & Trust Company, LLC (incorporated by reference to Exhibit 10.117 to the Form S-1/A of Jaguar Health, Inc. filed on July 15, 2019, File No. 333-231399).

10.25	License Termination and Settlement Termination Agreement, dated October 1, 2019, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Michael Tempesta (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed October 7, 2019, File No. 001-36714).

10.26	#Securities Purchase Agreement, dated November 13, 2019, by and between Jaguar Health, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed November 14, 2019, File No. 001-36714).

10.27	Securities Purchase Agreement, dated December 20, 2019, by and between Jaguar Health, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed December 26, 2019, File No. 001-36714).

10.28	Form of Warrant Exercise Agreement by and between Jaguar Health, Inc. and the Holder named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed February 28, 2020, File No. 001-36714).

Exhibit No.	Description

10.29	Securities Purchase Agreement, dated March 23, 2020, by and between Jaguar Health, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 26, 2020, File No. 001-36714).

10.30	Equity Purchase Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.4 to the Form 8-K filed March 26, 2020, File No. 001-36714).

10.31	Registration Rights Agreement, dated March 24, 2020, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.5 to the Form 8-K filed March 26, 2020, File No. 001-36714).

10.32	‡Jaguar Health, Inc. 2014 Stock Incentive Plan as amended and restated effective October 1, 2019 (incorporated by reference to Exhibit 10.101 to the Form 10-K of Jaguar Health, Inc. filed April 3, 2020, File No. 001 36714).

10.33	Purchase Agreement, dated April 15, 2020, by and between Napo Pharmaceuticals, Inc. and Atlas Sciences, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed April 16, 2020, File No. 001-36714).

10.34	License Agreement, dated April 15, 2020, by and between Jaguar Health, Inc. and Atlas Sciences, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed April 16, 2020, File No. 001-36714).

10.35	Purchase Agreement, dated May 12, 2020, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10,1 to the Form 8-K filed May 21, 2020, File No. 001-36714).

10.36	Assignment Agreement, dated May 12, 2020, by and between Napo Pharmaceuticals, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed May 21, 2020, File No. 001-36714).

10.37	‡Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 19, 2020, File No. 001-36714).

10.38	‡Form of Notice of Grant of Stock Option and Stock Option Agreement under Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.2 to the Form 8-K filed June 19, 2020, File No. 001-36714).

10.39	‡Form of Notice of Grant of Restricted Stock Units and Restricted Stock Unit Agreement under the Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.3 to the Form 8-K filed June 19, 2020, File No. 001-36714).

10.40	Securities Purchase Agreement, dated March 4, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 6, 2020, File No. 001-36714).

10.41	First Amendment to Royalty Interest Purchase Agreement and Related Documents, dated July 10, 2020, between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed July 14, 2020, File No. 001-36714).

10.42	‡Form of Severance and Change of Control Agreement (incorporated by reference to Exhibit 10.11 to the Form 10-Q filed August 13, 2020 File No. 001-36714).

10.43	First Amendment to Purchase Agreement, dated June 26, 2020, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.12 to the Form 10-Q filed August 13, 2020 File No. 001-36714).

Exhibit No.	Description

10.44	First Amendment to Assignment Agreement, dated June 26, 2020, by and between Napo Pharmaceuticals, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.13 to the Form 10-Q filed August 13, 2020 File No. 001-36714).

10.45	Exchange Agreement, dated September 1, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed September 2, 2020, File No. 001-36714).

10.46	Stock Plan Agreement for Payment of Consulting Services, dated September 1, 2020, by and among Jaguar Health, Inc., Sagard Capital Partners Management Corp. and Sagard Capital Partners, L.P. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed September 2, 2020, File No. 001-36714).

10.47	Stock Plan Agreement, dated October 6, 2020, by and between Jaguar Health, Inc. and PoC Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 7, 2020, File No. 001-36714).

10.48	Fee Settlement Agreement dated October 7, 2020, by and between Jaguar Health, Inc. and Atlas Sciences, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 9, 2020, File No. 001-36714).

10.49	Royalty Interest Purchase Agreement, dated October 8, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 9, 2020, File No. 001-36714).

10.50	Exchange Agreement, dated October 8, 2020, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed October 9, 2020, File No. 001-36714).

10.51	#Office Sublease Agreement, dated August 31, 2020, by and between Jaguar Health, Inc. and Peacock Construction, Inc. (incorporated by reference to Exhibit 10.4 to the Form 10-Q filed November 16, 2020, File No. 001-36714).

10.52	Consent to Sublease Agreement, dated August 31, 2020, by and among M&E, LLC, Jaguar Health, Inc. and Peacock Construction, Inc. (incorporated by reference to Exhibit 10.5 to the Form 10-Q filed November 16, 2020, File No. 001-36714).

10.53	#Manufacturing and Supply Agreement, dated September 3, 2020, by and between Alivus Life Sciences Limited and Napo Pharmaceuticals, Inc. (incorporated by reference to Exhibit 10.6 to the Form 10-Q filed November 16, 2020, File No. 001-36714).

10.54	Securities Purchase Agreement, dated December 22, 2020, by and between Jaguar Health, Inc. and Irving Park Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed December 29, 2020, File No. 001-36714).

10.55	Note Purchase Agreement, dated January 19, 2021, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed January 22, 2021, File No. 001-36714).

10.56	Security Agreement, dated January 19, 2021, by and between Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed January 22, 2021, File No. 001-36714).

10.57	#Master Services Agreement, dated October 5, 2020, by and between Napo Pharmaceuticals, Inc. and Integrium, LLC (incorporated by reference to Exhibit 10.67 to the Form 10-K filed March 31, 2021, File No. 001-36714.

10.58	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed January 14, 2021, File No. 001-36714).

Exhibit No.	Description

10.59	#Office Lease Agreement, dated March 25, 2021, by and between Jaguar Health, Inc. and M & E LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 8, 2021, File No. 001-36714).

10.60	First Amendment to the Equity Purchase Agreement, dated April 7, 2021, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed April 8, 2021, File No. 001-36714).

10.61	Registration Rights Agreement, dated April 7, 2021, by and between Jaguar Health, Inc. and Oasis Capital, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K of Jaguar Health, Inc. filed April 8, 2021, File No. 001-36714).

10.62	Form of Securities Purchase Agreement, dated April 29, 2021 (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 30, 2021, File No. 001-36714).

10.63	#Subscription Agreement, dated June 1, 2021, by and among Dragon SPAC S.p.A., Napo Pharmaceuticals, Inc. and Joshua Mailman (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed June 4, 2021, File No. 001-36714).

10.64	#License Agreement, dated August 18, 2021, by and between Napo Pharmaceuticals, Inc. and Napo EU S.p.A. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed August 24, 2021, File No. 001-36714).

10.65	Securities Purchase Agreement, dated September 13, 2021, by and between Jaguar Health, Inc. and the investors named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed September 17, 2021, File No. 001-36714).

10.66	At The Market Offering Agreement, dated December 10, 2021, by and between Jaguar Health, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed December 10, 2021, File No. 001-36714).

10.67	First Amendment to the At the Market Offering Agreement, dated February 2, 2022, by and between Jaguar Health, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed February 2, 2022, File No. 001-36714).

10.68	First Amendment to the Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

10.69	First Amendment to the Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed April 15, 2022, File No. 001-36714).

10.70	#Manufacturing Services Agreement, dated June 10, 2022, by and between Napo Pharmaceuticals, Inc. and Patheon Pharmaceuticals Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K/A of Jaguar Health, Inc. filed August 24, 2022, File No. 001-36714).

10.71	License and Services Agreement, dated June 29, 2022, by and among Jaguar Health, Inc., SynWorld Technologies Corporation, C&E Telecom, LTD and Tao Wang (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed June 29, 2022, File No. 001-36714).

10.72	#Amended and Restated License Agreement, dated July 19, 2022, by and between Napo Pharmaceuticals, Inc. and Napo Therapeutics S.p.A. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed July 20, 2022, File No. 001-36714).

10.73	Securities Purchase Agreement, dated August 18, 2022, by and between Jaguar Health, Inc. and SynWorld Technologies Corporation (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed August 23, 2022, File No. 001-36714).

Exhibit No.	Description

10.74	First Amendment to the License and Services Agreement, dated August 18, 2022, by and between Jaguar Health, Inc. and SynWorld Technologies Corporation (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed August 23, 2022, File No. 001-36714).

10.75	Royalty Interest Purchase Agreement, dated August 24, 2022, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed August 30, 2022, File No. 001-36714).

10.76	Amended and Restated License and Services Agreement, dated October 11, 2022, by and among Jaguar Health, Inc., SynWorld Technologies Corporation, C&E Telecom, LTD and Tao Wang (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. October 14, 2022, File No. 001-36714).

10.77	Global Amendment, dated October 17, 2022, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed October 21, 2022, File No. 001-36714).

10.78	Securities Purchase Agreement, dated November 11, 2022, by and between Jaguar Health, Inc. and SynWorld Technologies Corporation (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed November 16, 2022, File No. 001-36714).

10.79	Form of Company Stock Option Cancellation Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed December 30, 2022, File No. 001-36714).

10.80	Mutual Termination of License Agreement, dated as of January 31, 2023, by and among Jaguar Health, Inc., SynWorld Technologies Corporation, C&E Telecom, LTD, and Tao Wang (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed February 6, 2023, File No. 001-36714).

10.81	Form of Securities Purchase Agreement, dated May 8, 2023 (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed May 9, 2023, File No. 001-36714).

10.82	Standstill Agreement, dated May 8, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed May 9, 2023, File No. 001-36714).

10.83	Second Amendment to the Jaguar Health, Inc. New Employee Inducement Award Plan (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed May 19, 2023, File No. 001-36714).

10.84	Form of Exchange Agreement, dated June 28, 2023, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed July 3, 2023, File No. 001-36714).

10.85	First Amendment to the Standstill Agreement, dated June 28, 2023 (incorporated by reference to Exhibit 10.2 to the Form 8-K of Jaguar Health, Inc. filed July 3, 2023, File No. 001-36714).

10.86	Binding Memorandum of Understanding, dated June 30, 2023, by and among Jaguar Health, Inc., Napo Pharmaceuticals, Inc., Iliad Research and Trading, L.P., Uptown Capital, LLC and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.6 to the Form 10-Q filed August 14, 2023, File No. 001-36714).

10.87	Amendment No. 1 to Manufacturing and Supply Agreement, dated July 12, 2023, by and between Napo Pharmaceuticals, Inc. and Alivus Life Sciences Limited (incorporated by reference to Exhibit 10.7 to the Form 10-Q filed August 14, 2023, File No. 001-36714).

10.88	Exchange Agreement, dated September 29, 2023, by and between Jaguar Health, Inc. and Uptown Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 5, 2023, File No. 001-36714).

Exhibit No.	Description

10.89	First Amendment to 200 Pine Street Office Lease, dated December 24, 2021, between Jaguar Health, Inc. and M & E, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed December 1, 2023, File No. 001-36714).

10.90	Second Amendment to 200 Pine Street Office Lease, dated October 25, 2023, between Jaguar Health, Inc. and M & E, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed December 1, 2023, File No. 001-36714).

10.91	Exchange Agreement, dated March 1, 2024, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 1, 2024, File No. 001-36714).

10.92	Form of PIPE Warrant Exchange Agreement, dated February 27, 2024, by and between Jaguar Health, Inc. and the PIPE investor (incorporated by reference to Exhibit 10.2 to the Form 8-K filed March 1, 2024, File No. 001-36714).

10.93	Second Amendment to the At the Market Offering Agreement, dated May 23, 2024, by and between Jaguar Health, Inc. and Ladenburg Thalmann & Co. Inc. (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed May 23, 2024, File No. 001-36714).

10.94	Third Amendment to the At the Market Offering Agreement, dated July 17, 2024, by and between Jaguar Health, Inc., Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed July 18, 2024, File No. 001-36714).

10.95	Fourth Amendment to the At the Market Offering Agreement, dated November 13, 2024, by and between Jaguar Health, Inc., Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed November 13, 2024, File No. 001-36714).

10.96	Form of Limited Waiver (incorporated by reference to Exhibit 10.1 to the Form 8-K of Jaguar Health, Inc. filed May 5, 2025, File No. 001-36714).

10.97	Fifth Amendment to the At the Market Offering Agreement, dated February 4, 2025, by and between Jaguar Health, Inc., Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets, LLC. (incorporated by reference to Exhibit 10.91 to the Form 10-K filed April 7, 2026, File No. 001-36714).

10.98	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 26, 2025, File No. 001-36714).

10.99	Form of Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed March 26, 2025, File No. 001-36714).

10.100	Iliad Common Stock Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed May 15, 2025, File No. 001-36714).

10.101	Streeterville Exchange Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed May 15, 2025, File No. 001-36714).

10.102	Iliad Series L Exchange Agreement (incorporated by reference to Exhibit 10.3 to the Form 8-K filed May 15, 2025, File No. 001-36714).

10.103	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed May 22, 2025, File No. 001-36714).

10.104	Form of Note Exchange and Warrant Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 24, 2025, File No. 001-36714).

10.105	Iliad Series M Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 30, 2025, File No. 001-36714).

Exhibit No.	Description

10.106	Streeterville Series M Exchange Agreement (incorporated by reference to Exhibit 10.2 to the Form 8-K filed June 30, 2025, File No. 001-36714).

10.107	Sixth ATM Amendment, dated August 14, 2025, to ATM Agreement by and among Jaguar Health, Inc., Ladenburg Thalmann & Co. Inc. and Lucid Capital Markets, LLC. (incorporated by reference to Exhibit 10.1 to the Form 8-K filed August 14, 2025, File No. 001-36714).

10.108	Form of Securities Purchase Agreements (incorporated by reference to Exhibit 10.1 to the Form 8-K filed September 11, 2025, File No. 001-36714).

10.109	Securities Purchase Agreement, dated September 28, 2025, by and between Jaguar Health, Inc. and Brown Stone Capital Limited (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 1, 2025, File No. 001-36714).

10.110	Form of Exchange Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K filed October 3, 2025, File No. 001-36714).

10.111	Note Purchase Agreement, dated November 12, 2025, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed November 14, 2025, File No. 001-36714).

10.112	Deposit Account Control Agreement, dated November 12, 2025, by and among JAGX Holdings, LLC, Streeterville Capital, LLC and Lakeside Bank (incorporated by reference to Exhibit 10.2 to the Form 8-K filed November 14, 2025, File No. 001-36714).

10.113	Guaranty, dated November 12, 2025, by JAGX Holdings, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K filed November 14, 2025, File No. 001-36714).

10.114	Pledge Agreement, dated November 12, 2025, by Jaguar Health, Inc. (incorporated by reference to Exhibit 10.4 to the Form 8-K filed November 14, 2025, File No. 001-36714).

10.115	Exchange Agreement dated November 17, 2025, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed November 19, 2025, File No. 001-36714).

10.116	First Exchange Agreement, dated December 9, 2025, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.116 to the Form 10-K filed April 7, 2026, File No. 001-36714).

10.117	Second Exchange Agreement, dated December 11, 2025, by and between Jaguar Health, Inc. and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.117 to the Form 10-K filed April 7, 2026, File No. 001-36714).

10.118	Form of Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Form 8-K/A filed January 12, 2026, File No. 001-36714).

10.119	License Agreement, dated January 12, 2026, by and among Napo Pharmaceuticals, Inc., Jaguar Health, Inc., Woodward Specialty LLC and Future Pak, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed January 15, 2026, File No. 001-36714).

10.120	Supply Agreement, dated January 12, 2026, by and among Napo Pharmaceuticals, Inc., Woodward Specialty LLC and Future Pak, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed January 15, 2026, File No. 001-36714).

10.121	Iliad Royalty Interest Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.1 to the Form 8-K filed January 23, 2026, File No. 001-36714).

10.122	Streeterville Royalty Interest Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.2 to the Form 8-K filed January 23, 2026, File No. 001-36714).

10.123	Iliad Series L Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.3 to the Form 8-K filed January 23, 2026, File No. 001-36714).

Exhibit No.	Description

10.124	Streeterville Series L Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.4 to the Form 8-K filed January 23, 2026, File No. 001-36714).

10.125	Iliad Series M Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.5 to the Form 8-K filed January 23, 2026, File No. 001-36714).

10.126	Streeterville Series M Exchange Agreement, dated January 16, 2026 (incorporated by reference to Exhibit 10.6 to the Form 8-K filed January 23, 2026, File No. 001-36714).

10.127	Security Agreement, dated March 6, 2026, by and between Napo Pharmaceuticals, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed March 9, 2026, File No. 001-36714).

10.128	Warrant Termination Agreement, dated March 6, 2026, by and between Jaguar Health, Inc., Uptown Capital, LLC, Streeterville Capital, LLC and Iliad Research and Trading, L.P. (incorporated by reference to Exhibit 10.2 to the Form 8-K filed March 9, 2026, File No. 001-36714).

10.129	ELOC Agreement, dated June 9, 2026, by and between Jaguar Health, Inc. and the Institutional Investor named therein (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 11, 2026, File No. 001-36714).

10.130	ELOC Registration Rights Agreement, dated June 9, 2026, by and between Jaguar Health, Inc. and the Institutional Investor named therein (incorporated by reference to Exhibit 10.2 to the Form 8-K filed June 11, 2026, File No. 001-36714).

10.131	Form of the Preferred Stock Purchase Agreements (incorporated by reference to Exhibit 10.3 to the Form 8-K filed June 11, 2026, File No. 001-36714).

10.132	Preferred Registration Rights Agreement, dated June 9, 2026, by and between Jaguar Health, Inc. and the Investors named therein (incorporated by reference to Exhibit 10.4 to the Form 8-K filed June 11, 2026, File No. 001-36714).

10.133	Exchange Agreement, dated June 9, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 18, 2026, File No. 001-36714).

10.134	Exchange Agreement, dated June 17, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.2 to the Form 8-K filed June 18, 2026, File No. 001-36714).

10.135	Exchange Agreement, dated June 18, 2026, by and between Jaguar Health, Inc. and Streeterville Capital, LLC (incorporated by reference to Exhibit 10.3 to the Form 8-K filed June 18, 2026, File No. 001-36714).

10.136	First Amendment to Manufacturing and Supply Agreement, dated as of June 22, 2026, by and among Napo Pharmaceuticals, Inc., Jaguar Health, Inc., and Woodward Specialty LLC (incorporated by reference to Exhibit 10.1 to the Form 8-K filed June 25, 2026, File No. 001-36714).

10.137#	Manufacturing and Supply Agreement, dated July 9, 2026, by and between Napo Pharmaceuticals, Inc. and Alivus Life Sciences Limited (incorporated by reference to Exhibit 10.1 to the Form 8-K filed July 14, 2026, File No. 001-36714).

21.1	Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.1 to the Form 10-K filed April 7, 2026, File No. 001-36714).

23.1*	Consent of RBSM LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Reed Smith LLP (contained in Exhibit 5.1).

Exhibit No.	Description

24.1**	Power of Attorney

107**	Filing Fee Table

*	Filed herewith.
**	Previously filed
†	Confidential treatment granted as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.
‡	Management contract or compensatory plan or arrangement.
#

Portions of this exhibit have been omitted pursuant to Item 601 of Regulation S-K promulgated under the Securities Act because the information (i) is not material and (ii) would be competitively harmful if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California on August 11, 2026.

Jaguar Health, Inc.

By:	/s/ Lisa A. Conte
Lisa A. Conte
Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Lisa A. Conte Lisa A. Conte	Chief Executive Officer, President and Director (Principal Executive Officer)	August 11, 2026

/s/ Carol Lizak Carol Lizak	Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	August 11, 2026

* James J. Bochnowski	Chairman of the Board	August 11, 2026

* John Micek III	Director	August 11, 2026

* Jonathan B. Siegel	Director	August 11, 2026

* Anula Jayasuriya	Director	August 11, 2026

*By:	/s/ Lisa A. Conte
Attorney-in-fact